Exhibit 2.1

10 March 2015

THE SELLERS (AS DEFINED HEREIN)

V ACQUISITION LIMITED

 VERISK ANALYTICS, INC.

DEED
for the sale and purchase of
shares issued by H&F Nugent 1 Limited
and loan notes issued by H&F Nugent 2 Limited

Freshfields. Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS

i

ii

THIS DEED is made on 10 March 2015

PARTIES:

(1)	THE PERSONS whose names are set out in column 1 of Part A and Part B of Schedule 1 (the Sellers);

(2)
V ACQUISITION LIMITED, a limited liability company incorporated under the laws of England and Wales (with registered number 09473399) and having its registered address at 20-22 Bedford Row, London, WC1R 4JS (the Purchaser); and

(3)	VERISK ANALYTICS, INC., a limited liability company incorporated under the laws of Delaware and having its registered address at 545 Washington Blvd., Jersey City, NJ 07310 (the Parent Company),

(together the parties and each a party).

Words and expressions used in this Deed shall be interpreted in accordance with Schedule 10.

IT IS AGREED:

1.          Sale and Purchase

1.1	Each of the Sellers shall sell (or, in the case of the Beneficial Holders, shall procure the sale of), and the Purchaser shall purchase:

(a)	the Shares set out opposite that Seller’s name in column 3 of Part A or Part B (as applicable) of Schedule 1 and, in the case of the Investor only, column 8 of Part A of Schedule 1; and

(b)	the Loan Notes set out opposite that Seller’s name in columns 6 of Part A or Part B (as applicable) of Schedule 1 and, in the case of the Individual Sellers only, column 8 of Part B of Schedule 1,

with effect from Closing with full legal and beneficial title free from all Third Party Rights and with all rights then attaching to them including, without prejudice to clause 4, in relation to the Shares, the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing.  The sale and purchase of the Shares and the Loan Notes shall be on the terms set out in this Deed.

1.2	Each of the Sellers hereby:

(a)
waives, in respect of the Proposed Transaction only, any rights over the Shares and Loan Notes (including to any rights of pre-emption, tag-along rights and any other restrictions on transfer over the Shares or Loan Notes conferred on it) which may have been conferred on it under the Shareholders’ Agreement, the Articles, the Loan Note Instruments or otherwise and which relate to the entry into of this Deed and the steps to be taken to implement Closing;

(b)
irrevocably waives with effect from Closing any rights over the Shares and Loan Notes (including to all rights of pre-emption, tag-along rights and any other restrictions on transfer over the Shares and Loan Notes conferred on it)

which may have been conferred on it under the Shareholders’ Agreement, the Articles, the Loan Note Instruments or otherwise;

(c)
irrevocably waives with effect from Closing any rights and claims (current or future, actual or contingent) (if any) it may have under or in connection with the Shareholders’ Agreement, the Articles or the Loan Note Instruments against the Company or any other Target Company; and

(d)
in the case of the Investor only, irrevocably waives with effect from Closing any other rights and claims (current or future, actual or contingent) (if any) which may be owed by the Company or any Target Company to the Investor in connection with any agreement or arrangement entered into before Closing.

1.3
Neither the Sellers nor the Purchaser shall be obliged to complete the sale or purchase of any of the Shares, the Loan Notes, the Remaining Shares or the Remaining Loan Notes unless all of the Shares, the Loan Notes, the Remaining Shares and the Remaining Loan Notes are sold and purchased simultaneously.

1.4	The Sellers covenant that, as of Closing:

(a)	the Shares and the Remaining Shares will represent all of the issued share capital of the Company;

(b)	the Loan Notes, the Remaining Loan Notes and the Ex-Employee Loan Notes will represent all of the loan notes issued by Nugent 2;

(c)	no person will have any right to require any Target Company to issue any share capital.

2.          Price

2.1
The aggregate consideration payable by the Purchaser to the Sellers for the Ordinary Shares shall be the Ordinary Share Price and the individual consideration payable by the Purchaser for the Ordinary Shares held by each Seller shall be:

(a)
the amount set out opposite that Seller’s name in column 4 of Part A or column 4 of Part B (as applicable) of Schedule 1 (or if the Closing Date is on or after 2 August 2015, the amount set out opposite that Seller’s name in column 5 of Part A or column 5 of Part B (as applicable) of Schedule 1); and

(b)	an amount representing that Seller’s Ordinary Share Proportion of the Additional Ordinary Share Price.

2.2	The aggregate consideration payable by the Purchaser to the Investor for the Preference Shares shall be the Preference Share Price.

2.3
The aggregate consideration payable by the Purchaser to the Sellers for the Loan Notes shall be the Loan Note Price and the individual consideration payable by the Purchaser for the Loan Notes held by each Seller shall be:

(a)	the amount set out opposite that Seller’s name in column 7 of Part A or Part B (as applicable) of Schedule 1, and, in the case of the Individual Sellers, column 9 of Part B of Schedule 1; and

(b)	an amount representing that Seller’s Loan Note Proportion of the Additional Loan Note Price.

2.4	Subject to clause 2.5, on Closing, the Purchaser shall pay to:

(a)	the Sellers the amount which is equal to the Price less the Principal SPA Escrow Amount; and

(b)	the Escrow Agent the amount in sterling which is equal to the Principal SPA Escrow Amount,

in each case, in accordance with Schedule 4.

2.5	Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall:

(a)
if it is specifically referable to a class of Shares or Loan Notes, so far as possible adjust the price paid for the relevant Shares or the relevant Loan Notes (provided that the price paid for such Shares or Loan Notes shall not be adjusted below zero, in which case the price for such Shares or Loan Notes shall be adjusted to zero and the balance shall be subject to the provisions of sub-clause (b) below; or

(b)
otherwise, it shall adjust the price for such Shares or Loan Notes as the Investor, the Individual Sellers’ Representative and the Purchaser agree to be appropriate in the circumstances, or in the absence of such agreement within 10 Business Days of such payment, it shall adjust pro rata the price paid for the Shares and the Loan Notes (provided that the price paid for the Shares or the Loan Notes shall not be adjusted below zero).

3.          Remaining Shares, Remaining Loan Notes And Ex-Employee Loan Notes

The provisions of Schedule 2 shall apply in relation to the purchase of the Remaining Shares and the Remaining Loan Notes, and the redemption of the Ex-Employee Loan Notes.

4.          No Leakage Undertaking

4.1	Each of the Sellers severally (but not jointly or jointly and severally) undertakes to the Purchaser that since the Accounts Date:

(a)	there has not been any Leakage, and there will not be any Leakage in the Pre-Closing Period, in each case to, or on behalf of, or for the benefit of it or any of its Affiliates; and

(b)	no arrangement or agreement has been made or will be made that will result in any Leakage, in each case to, or on behalf of, or for the benefit of it or any of its Affiliates.

4.2
Subject to clauses 4.4, 4.5 and 4.6, each Seller severally (but not jointly or jointly and severally) undertakes to the Purchaser that if there is a breach of any of the undertakings set out in clause 4.1 by it, such that there is Leakage to, on behalf, or for the benefit of it or any of its Affiliates, it shall, following Closing, pay or procure payment in cash to the Purchaser on demand a sum equal to the amount of:

(a)	such Leakage; and

(b)
interest on the amount of such Leakage from and including the date on which such Leakage occurred until and including the date on which the undertaking to pay in accordance with this clause 4.2 is fully satisfied (provided that where the undertaking to pay is at any time satisfied in part, interest shall from the date of such partial satisfaction only accrue on the amount of any such Leakage which is left outstanding), and for these purposes interest shall accrue at a rate of LIBOR plus two per cent. per annum compounding monthly and the rate of LIBOR shall be fixed on the first Business Day of each month (such interest amount being Leakage Interest), provided always that the Investor, the Individual Sellers’ Representative and the Purchaser shall first procure that any payment due to the Purchaser under this clause 4.2 shall be paid from the Escrow Account until there are insufficient funds remaining in the Escrow Account to satisfy any payment obligation pursuant to this clause 4.2 and, thereafter, from the relevant Seller which is in breach of any of the undertakings set out in clause 4.1.

4.3
To the extent that there is a breach of any of the undertakings set out in clause 4.1 as if such undertakings had been given in the Secondary SPA by the Secondary SPA Sellers, in respect of any Leakage to, or on behalf of, or for the benefit of any such Secondary SPA Seller or any of its Affiliates (Secondary Leakage), the Sellers acknowledge and agree that the Purchaser shall have the ability to claim an amount equal to such Secondary Leakage and the relevant Leakage Interest from (and to the extent of amounts from time to time standing to the credit of) the Escrow Account, and the Investor, the Individual Sellers’ Representative and the Purchaser shall procure that, where this clause 4.3 applies, an appropriate payment shall be made to the Purchaser from the Escrow Account.  For the avoidance of doubt:

(a)
any liability to make a payment in respect of Secondary Leakage and the relevant Leakage Interest from the Escrow Account pursuant to this clause 4.3 shall terminate on the expiration of the Leakage Escrow Period, with the provisions of clause 4.5 applying to the termination of such liability, mutatis mutandis; and

(b)
neither the Sellers nor the Secondary SPA Sellers shall have any liability in respect of any Secondary Leakage except in respect of any payments to be made from the Escrow Account in accordance with this clause 4.3.

4.4
Any payment due from the Sellers or Escrow Account under clause 4.2, or made from the Escrow Account under clauses 4.3 or 10.3 shall be reduced to take account of any Relief or other tax benefit obtained by the Purchaser or a Target Company in respect of the matter giving rise to the payment, including any Relief or other tax benefit which is likely to be utilised by the Purchaser or a Target Company to reduce taxable profits in respect of the accounting period in which Closing takes place or the immediately preceding accounting period.

4.5
The liability of each of the Sellers pursuant to this clause 4 shall terminate on the expiration of the Leakage Escrow Period unless, prior to that date, the Purchaser has notified the relevant Seller of a breach by it of the undertakings set out in clause 4.1 in accordance with clause 10.3(a), in which case, the provisions of clause 10 shall apply in respect of such claim.  For the avoidance of doubt, there shall be no double counting in respect of any Leakage.

4.6
By no later than 5:00 p.m. (London time) on the fifth Business Day prior to the Closing Date, the Sellers shall notify the Purchaser of any Leakage of which they are aware (including all Transaction Costs and Transaction Bonuses) which has occurred prior to the date of such notification or is expected to occur on or prior to Closing, any amount paid, payable or otherwise due by or from the relevant Seller plus any applicable Leakage Interest (the Leakage Amount) shall be deemed to give rise to a corresponding reduction in the Price by an amount equal to the aggregate Leakage Amount. The reduction in the Price shall discharge the relevant Seller’s obligations to make payment of such Leakage Amount pursuant to clause 4.2. For the avoidance of doubt, any Leakage Amount notified to the Purchaser pursuant to this clause 4.6 and deducted from the Price shall neither constitute a Leakage Claim nor be paid from the Escrow Amount.

5.         Conditions to Closing

5.1	Closing shall be conditional on any applicable waiting period (and any extension thereof) under the HSR Act having expired or having been terminated.

5.2
The Purchaser shall, at its own cost, use all reasonable efforts to ensure that the Condition is fulfilled promptly after the date of this Deed.  The Purchaser shall control and lead all joint filings, communications, defence, litigation, negotiations and strategy with respect to obtaining all consents, approvals or actions of any Governmental Entity which are required in order to satisfy the Condition and shall take all steps necessary for that purpose (including, subject to the Investor complying with its obligations in clause 5.5, making appropriate submissions, notifications and filings, in consultation with the Investor, within 10 Business Days after the date of this Deed).  Subject to the foregoing, the Purchaser and Investor shall consult, and share with the other party drafts of any material filings or communications with Governmental Entities, a reasonable period of time in advance and consider in good faith the comments and views of the other party in connection with any filing, communication, defence, litigation, negotiation or strategy with respect to the transactions contemplated hereby, and, to the extent permitted by the Governmental Entity and applicable law, shall give the other party and its representatives the opportunity to attend and participate in any material in-person or telephonic meeting or conference with any Governmental Entity regarding any of the transactions contemplated hereby. Should any material communications be initiated by a Governmental Entity with any party individually, and the contacted party is unable to give the other party and its representatives an opportunity to attend and participate in the relevant communications, the contacted party shall consult with the other party within a reasonable period of time after the communications.

5.3	The Purchaser shall offer (and not withdraw) all undertakings to such Governmental Entity as may be necessary or required by such Governmental Entity to secure satisfaction of the Condition, including agreeing to any undertakings, commitments, conditions, modifications or remedies, whether involving constraints on prices or other behaviour or otherwise, relating to the assets, undertaking or business of the Purchaser and/or the Purchaser Group, provided that, notwithstanding any other provision in this Deed, the Purchaser shall not be required to agree to any undertakings which oblige the Parent Company or any of its Affiliates to divest of a substantial division, or a substantial portion of a substantial division, of the Purchaser Group or any assets or businesses of the Group. For these purposes, a division or portion of a division, shall be “substantial” where its fair market value is equal to or greater than US$50 million.

5.4
The Purchaser shall not make any filing with any Governmental Entity other than the United States Department of Justice and United States Federal Trade Commission in connection with the Proposed Transaction without obtaining the prior written approval of the Investor (not to be unreasonably withheld or delayed) as to the making of it and its form and content.  The Purchaser shall not take any action, including the acquisition of any undertaking, or any business, activities or assets of any undertaking, that may reasonably be expected to either:

(a)	materially delay the satisfaction of the Condition; or

(b)	result in the Condition not being satisfied prior to the Longstop Date.

5.5	The:

(a)
Sellers shall provide, and shall procure that the Target Companies provide, the Purchaser and any Governmental Entity with any necessary information and documents reasonably required for the purpose of the Purchaser or any member of the Purchaser Group making any submissions, notifications and filings under the HSR Act to any such Governmental Entity, save that the Investor shall be entitled to keep confidential and shall not be obliged to disclose to the Purchaser or any of its advisers any confidential or financial information regarding Hellman & Friedman LLC, Charterhouse Capital Partners LLP or any of their respective Affiliates provided, however, that such confidential or financial information shall be disclosed to the Purchaser’s outside antitrust counsel on a counsel to counsel basis to the extent it is relevant to obtaining consents, approvals or actions of any Governmental Entity which are required in order to satisfy the Condition; and

(b)	Investor shall comply, and shall procure that any Target Company complies, with any filing requirements in relation to the Condition within 10 Business Days of the date of this Deed.

5.6	The Condition may only be waived by the written agreement of the Investor and the Purchaser.

5.7
The Purchaser shall notify the Investor and the Individual Sellers’ Representative promptly upon becoming aware that the Condition has been fulfilled.  The first Business Day in London on or by which Condition has been fulfilled (or waived in accordance with clause 5.6) is the Unconditional Date.

5.8	If the Closing Date has not occurred on or before 8 March 2016 (the Longstop Date) this Deed shall automatically terminate (other than the Surviving Provisions).

5.9
In the event of termination of this Deed pursuant to clause 5.8, no party (nor any of its Affiliates) shall have any claim under this Deed of any nature whatsoever against any other party (or any of its Affiliates) except, subject to clause 9.5, in respect of any rights and liabilities which have accrued before termination (including, for the avoidance of doubt, any rights or liabilities in respect of a breach of clause 5, for which all other rights or remedies available, including the right to claim damages, shall remain) or under any of the Surviving Provisions.

6.          Pre Closing Seller Undertakings

6.1
From the date of this Deed until Closing, each of the Sellers shall severally (but not jointly or jointly and severally), so far as they are each able pursuant to their contractual rights (including under the terms of the Shareholders’ Agreement), and in their capacity as shareholders in the Company and/or, as applicable, directors or executive officers of Target Companies (unless otherwise required or expressly permitted by the terms of any Transaction Document (including any Permitted Leakage) or as may be approved by the Purchaser):

(a)
ensure that the business of the Target Companies is carried on only in the ordinary course in substantially the same manner as the business of the Target Companies has been carried on in the 12 month period prior to the date of this Deed (the ordinary course for this purpose shall include, for the avoidance of doubt, the carrying on of the business acquired as part of Project Paris and/or the continuation and/or implementation of the joint venture between Wood Mackenzie Limited and CGG Services (UK) Limited, both of which have been Disclosed and the taking of any actions in accordance with the terms of and pursuant to the implementation of this Deed);

(b)
not knowingly take any action which would result in the business of the Target Companies being conducted in a manner which the Key Managers know to be in breach of any applicable law or regulation, to the extent that such breach would have a material impact on the value of the Target Companies.  For the purposes of this clause (b), material means an amount in excess of £50,000; and

(c)	ensure that none of the actions referred to in Schedule 3 take place,

provided always that the compliance by the Key Managers with their obligations under clause 6.10 shall not be a breach of this clause 6.1.

6.2
From the date of this Deed until Closing, the Sellers shall not approve any matter presented to the shareholders of the Company for approval (either in their capacity as direct or indirect shareholders or pursuant to their contractual rights, including under the terms of the Shareholders’ Agreement) in a way that would, and the Investor shall procure that any Investor Director shall not exercise his or her rights as a director of the Company or any member of the Group in a way that would, result in (unless otherwise required or expressly permitted by the terms of any Transaction Document (including any Permitted Leakage) or as may be approved by the Purchaser):

(a)
the business of the Target Companies not being carried on only in the ordinary course in substantially the same manner as the business of the Target Companies has been carried on in the 12 month period prior to the date of this Deed (the ordinary course for this purpose shall include, for the avoidance of doubt, the carrying on of the business acquired as part of Project Paris and/or the continuation and/or implementation of the joint venture between Wood Mackenzie Limited and CGG Services (UK) Limited, both of which have been Disclosed and the taking of any actions in accordance with the terms of and pursuant to the implementation of this Deed); or

(b)	the occurrence of any of the actions referred to in Schedule 3.

6.3
The liability of each of the Sellers arising as a result of a breach of clause 6.1 or 6.2 shall terminate on the expiration of the Leakage Escrow Period unless, prior to that date, the Purchaser has notified the relevant Seller of a breach by it of the undertakings set out in clause 6.1 and 6.2 (in accordance with clause 10.3(a)), in which case the provisions of clause 10 shall apply in respect of such claim, provided always that the Investor, the Individual Sellers’ Representative and the Purchaser shall procure that any payment due to the Purchaser under this clause 6.3 shall be paid from the Escrow Account and shall not exceed the amount standing to the credit of the Escrow Account from time to time. For the avoidance of doubt, the total aggregate liability of the Sellers arising as a result of all claims for a breach of clauses 6.1 and 6.2 shall be the amount standing to the credit of the Escrow Account from time to time and the Escrow Account shall be the sole recourse of the Purchaser in respect of all claims for a breach of clauses 6.1 and 6.2.

6.4
The Purchaser shall not exercise any of its rights pursuant to this clause 6 (including the right to refuse to approve any particular transaction or action) in such a manner as would prevent any Target Company from reasonably undertaking action in an emergency or other extraordinary situation beyond the reasonable control of any Target Company with the intention of minimising any adverse effect on any Target Company (and of which the Purchaser will be promptly notified).

6.5
By no later than 5:00 p.m. (London time) on the fifth Business Day prior to the Closing Date, the Sellers shall procure that the Company shall notify to the Purchaser in writing the amount of the Facilities Redemption Amount (supported by pay-off letters in the customary form from the relevant banks).

6.6
From the date of this Deed until Closing, the Key Managers will (so far as they are able in their capacity as shareholders in the Company, directors or executive officers of the Target Companies and subject to compliance with applicable laws) give and will cause to be given to the Purchaser, its advisers and authorised representatives, during normal Working Hours and at the reasonable out-of-pocket expense of the Purchaser, reasonable access to the offices and properties, books and records, employees, and financial and operating data of the Target Companies which may reasonably be requested by the Purchaser. The rights of the Purchaser under this clause 6.6 shall be subject to any bona fide need to preserve any applicable privilege or confidentiality (including commercial confidentiality).

6.7
The Investor and the Key Managers shall (so far as they are able in their capacity as shareholders in the Company), and shall cause (so far as they are able in their capacity as directors or executive officers of the Target Companies) the Target Companies to:

(a)
provide the Parent Company (as soon as is reasonably practicable and in no event later than 6 April 2015) with financial statements as of 1 January 2013, 31 December 2013 and 31 December 2014, and for the years ended 31 December 2013 and 31 December 2014, prepared in accordance with IFRS and in full compliance with the requirements of SEC Regulation S-X Rule 3-05, audited by Deloitte UK in accordance with United States generally accepted auditing standards (US GAAS) (the Annual Financial Statements), together with the expected final draft audit report from Deloitte UK to be filed with the SEC, in each case on a customary hold harmless and non-reliance basis (provided that, subject to Deloitte UK’s consent to the inclusion of its report in such filing being given, the final signed audit report from Deloitte UK shall not be subject to the hold harmless or non-reliance provisions);

(b)
provide the Parent Company (as soon as is reasonably practicable and in no event later than 8 May 2015) with interim financial statements at 31 March 2015 and for the three months ended 31 March 2015 and 31 March 2014 in accordance with International Accounting Standard (IAS) 34 “Interim Financial Reporting”, which (in relation to the interim financial statements at 31 March 2015 and for the three months then ended) shall have been reviewed by Deloitte UK in accordance with US GAAS applicable to reviews of interim financial information (the First Quarter Financial Statements), for the purposes of the issuance of a comfort letter as contemplated by clause 6.10(b);

(c)
if Closing has not occurred prior to 30 June 2015, provide the Parent Company (as soon as is reasonably practicable and in no event later than 35 days after the end of the  relevant financial quarter) with quarterly financial statements at the end of each quarter and for each calendar quarter then ended and the corresponding calendar quarter for the prior year in accordance with IAS 34 “Interim Financial Reporting”, reviewed by Deloitte UK in accordance with US GAAS applicable to reviews of interim financial information (the Subsequent Quarterly Financial Statements and, together with the First Quarter Financial Statements, the Quarterly Financial Statements), for the purposes of the issuance of a comfort letter as contemplated by clause 6.10(b); and

(d)
if the Purchaser notifies the Investor and the Key Managers on or before 31 August 2015 that it reasonably believes that Closing may not occur prior to 30 September 2015, provide the Parent Company (as soon as is reasonably practicable and in no event later than 30 September 2015) with interim financial statements at 30 June 2015 and for the six months ended 30 June 2015 and 30 June 2014 in accordance with International Accounting Standard (IAS) 34 “Interim Financial Reporting”, which (in relation to the interim financial statements at 30 June 2015 and for the six months then ended) shall have been reviewed by Deloitte UK in accordance with US GAAS applicable to reviews of interim financial information (the First Half Financial Statements and, together with the Quarterly Financial Statements, the Subsequent Financial Statements).

6.8	Where:

(a)	the Parent Company has not been provided with the Annual Financial Statements required by clause 6.7(a) on or before 6 April 2015;

(b)	the Parent Company has been provided with the Annual Financial Statements and First Quarter Financial Statements required by clauses 6.7(a) and 6.7(b) on or before 8 May 2015; and

(c)	the Unconditional Date has occurred on or before 1 May 2015,

the Marketing Period shall commence 5 Business Days after the receipt by the Parent Company of the Annual Financial Statements and the First Quarter Financial Statements.

6.9	Where:

(a)	the Parent Company has not been provided with the Annual Financial Statements required by clause 6.7(a) on or before 6 April 2015;

(b)	the Parent Company has been provided with:

(i)	the Annual Financial Statements and the First Quarter Financial Statements required by clauses 6.7(a) and 6.7(b) on or before 8 May 2015; or

(ii)
the Annual Financial Statements and any relevant Quarterly Financial Statements required by clauses 6.7(a), 6.7(b) and 6.7(c) on or before the date which falls 35 days after the end of the last relevant financial quarter; or

(iii)	the Annual Financial Statements and any relevant Subsequent Financial Statements required by clauses 6.7(a), 6.7(b), 6.7(c) and/or 6.7(d) (as applicable) on or before 30 September 2015; and

(c)	the Unconditional Date has occurred after 1 May 2015 but prior to the Parent Company being provided with the financial statements set out in clause (b)(i), (b)(ii) or (b)(iii), as the case may be,

the Marketing Period shall commence 5 Business Days after the receipt by the Parent Company of the Annual Financial Statements and the First Quarter Financial Statements (in the case of clause (b)(i)), the Annual Financial Statements and the relevant Quarterly Financial Statements (in the case of clause (b)(ii)), or the Annual Financial Statements and the relevant Subsequent Financial Statements (in the case of clause (b)(iii)).

6.10
From the date of this Deed until Closing, at the reasonable out-of-pocket expense of the Parent Company, the Investor and the Key Managers shall (so far as they are able in their capacity as shareholders in the Company), and shall cause (so far as they are able in their capacity as directors or executive officers of the Target Companies) the Target Companies to:

(a)
use all reasonable endeavours to furnish to the Parent Company such financial and operating data and other information concerning the Target Companies as the Parent Company may reasonably request (including financial statements and access to audit work papers, and including drafts

(which may be clearly legended as preliminary) of the First Quarter Financial Statements and, if relevant, any Subsequent Quarterly Financial Statements and the First Half Financial Statements), together with any other financial information of the Target Companies then required by the SEC in order to permit the Parent Company to undertake a registered public offering in the Marketing Period;

(b)
instruct its employees, auditors, counsel and other advisers and representatives to cooperate with the Parent Company and its underwriters, financing sources and their counsel in connection with the Parent Company Group’s proposed raising of debt and/or equity financing for the Proposed Transaction in the capital markets, including (i) cooperation in relation to customary due diligence and marketing efforts (including participation of senior management of the Target Companies in a reasonable number of meetings and due diligence sessions with the Parent Company’s underwriters, financing sources and their counsel), (ii) the preparation by the Parent Company and its advisers of pro forma financial statements prepared in accordance with Generally Accepted Accounting Principles in the United States and in compliance with the requirements of Regulation S-K and Regulation S-X under the Securities Act of 1933, as amended, that are required to be included or incorporated by reference in an offering registered with the U.S. Securities and Exchange Commission on Form S-3, and (iii) in the case of Deloitte UK, instructing cooperation in relation to participation in customary auditor due diligence calls and the provision to the Parent Company’s underwriters of customary comfort letters to be delivered on the pricing and closing date of each such financing, subject to the entry into of a customary engagement letter between Deloitte UK and the Company (which entry into by the Company the Investor and the Key Managers shall cause, so far as they are able in accordance with this clause) and, where such offering is to be made (in whole or in part) outside the USA, the Parent Company’s underwriters; and

(c)
provide such other reasonable assistance and information as may be reasonably requested by the Parent Company or its underwriters in connection with the preparation, filing and distribution of documentation (including a prospectus in one or more registered offerings) related to the Purchaser Group’s proposed raising of debt and/or equity financing for the Proposed Transaction in the capital markets.

For the avoidance of doubt, no actions taken pursuant to this clause 6.10 shall under any circumstance constitute a breach of clause 6.1 or clause 6.2, or oblige the Investor or the Key Managers, prior to the Unconditional Date, to breach applicable anti-trust laws.

6.11
If the Investor or any Key Manager becomes aware (without any obligation to make due enquiry) that the Management Accounts or the Recent Accounts, or any financial or operating data or other information furnished to the Parent Company pursuant to clauses 6.7 or 6.10 is materially inaccurate or contains any untrue statement of a material fact, the Investor or such Key Manager shall as soon as reasonably practicable notify the Parent Company of the same and provide the Parent Company with the corrected or updated data or information.

6.12
The Investor warrants to the Purchaser as at the date of this Deed that neither it, nor any Target Company nor any of their Representatives is negotiating, or continuing any discussions or proposing to negotiate or enter into discussions in relation to any potential Third Party Transaction, and any previous negotiations or discussions have ceased.

6.13	The Investor undertakes that, in the Pre-Closing Period:

(a)
it shall not, and it shall procure that no Target Company nor any of their Representatives shall, directly or indirectly solicit, encourage, enter into any discussions with any other person in relation to a Third Party Transaction, or otherwise seek to procure a possible Third Party Transaction or enter into any discussions, negotiations, correspondence or arrangement relating to any unsolicited Third Party Transaction (other than to reject any unsolicited Third Party Transaction); and

(b)	it shall promptly notify the Purchaser in writing of any approach received by it, or received by any Target Company or any of its or their Representatives of which it becomes aware.

7.          Closing

7.1	Closing shall take place at the London offices of the Sellers’ Lawyers on the earlier of:

(a)
four Business Days after the conclusion of a registered public offering of securities by the Parent Company in connection with the financing of the Proposed Transaction, such offering not taking place in a Marketing Period (it being acknowledged by the parties that the Parent Company is not obliged to conduct such offering);

(b)	four Business Days after the end of the Marketing Period; or

(c)	such date as the Purchaser may nominate to the Investor and the Individual Sellers’ Representative in writing on not less than four Business Days’ notice,

 (the Closing Date).

7.2
At Closing, each of the parties shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Schedule 4.

7.3
If any of the material obligations in Schedule 4 are not fully complied with, the Purchaser, in the case of non-compliance by the Sellers, or the Investor and the Individual Sellers’ Representative together, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages) by written notice to the other, served on such date:

(a)	to require Closing to take place so far as practicable having regard to the defaults which have occurred;

(b)
to notify the party in default of a new date for Closing (being not more than 10 Business Days after the original date for Closing) in which case the provisions of this clause 7 and Schedule 4 shall apply to Closing as so deferred but on the basis that such deferral may only occur once; or

(c)	terminate this Deed (other than the Surviving Provisions).

7.4	For the purposes of clause 7.3, a material obligation is:

(a)	in respect of the Sellers, those obligations set out in paragraphs 1, 2 and 3 of Part A of Schedule 4; and

(b)	in respect of the Purchaser, those obligations set out in paragraphs 1(b) - 1(e) (inclusive) of Part B of Schedule 4.

7.5
If this Deed is terminated pursuant to clause 7.3(c), no party (nor any of its Affiliates) shall have any claim under this Deed of any nature whatsoever against any other party (or any of its Affiliates) except, subject to clause 9.5, in respect of any rights and liabilities which have accrued before termination (including, for the avoidance of doubt, any rights or liabilities in respect of the breach of any of the material obligations in Schedule 4 that gave rise to the termination, for which all other rights or remedies available, including the right to claim damages, shall remain) or under any of the Surviving Provisions.

8.          Seller Fundamental Warranties

8.1
Each of the Sellers in relation to the Shares and Loan Notes held by them severally (but not jointly or jointly and severally) warrants to the Purchaser that the statements contained in this clause 8.1 (the Fundamental Warranties) are true and accurate as at the date of this Deed and immediately prior to Closing:

(a)
it is the sole legal and beneficial owner (or in the case of the Beneficial Holders, beneficial owner only) and is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Shares and Loan Notes to be sold by it to the Purchaser on the terms set out in this Deed;

(b)
it has the necessary power, authority and capacity to enter into and perform this Deed and the Transaction Documents to which it is party and to sell and transfer or procure the transfer of its Shares and Loan Notes in accordance with this Deed;

(c)
there are no Third Party Rights on, over or affecting any of the Shares or Loan Notes held by it or its right to transfer (or procure the transfer of) the Shares or Loan Notes held by it (save that, in the case of the Beneficial Holders, legal title to their Shares and Loan Notes is held by the EBT);

(d)	in the case of the Investor, its entry into and performance of this Deed and/or any Transaction Documents to which it is a party will not:

(i)	breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or

(ii)
(subject, where applicable, to fulfilment of the Condition) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority;

(e)	in the case of any Seller which is not an individual:

(i)	this Deed and each Transaction Document to be entered into by it will constitute valid and binding obligations of such Seller in accordance with their respective terms;

(ii)	entry into and compliance by it with the terms of this Deed and each of the Transaction Documents to which it is a party will not constitute a default or a breach under any provision of:

(A)	any law, order, judgment, decree or regulation by which such Seller is bound; or

(B)	any agreement or contract to which such Seller is a party or by which it is bound;

(f)
it is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning such Seller and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of such Seller and no event has occurred to give the right to enforce such security;

(g)
so far as it is aware, it is not subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or are likely to, prevent or delay the fulfilment of the Condition; and

(h)	this Deed and the Transaction Documents to which it is party, once executed, will constitute legal, valid and binding obligations of such Seller in accordance with their respective terms.

8.2
For the avoidance of doubt, the Fundamental Warranties are given by each Seller severally (but not jointly or jointly and severally) and only in relation to its own authority, power, title and capacity and solvency.

8.3
The aggregate total liability of each Seller in respect of all claims (including Claims and breaches of undertakings) under this Deed shall not exceed an amount equal to the amount received by it at Closing for its Shares and Loan Notes (as set out in clauses 2.1, 2.2 and 2.3), provided that:

(a)	the aggregate liability for any Claim shall be the amount standing to the credit of the Escrow Account from time to time; and

(b)	the Investor, the Individual Sellers’ Representative and the Purchaser shall first procure that any payment due to the Purchaser for a breach of a

Fundamental Warranty, a Claim, or a breach of clauses 6.1 or 6.2, a breach of clause 4.1 or where clause 4.3 applies shall be paid from the Escrow Account until there are insufficient funds remaining in the Escrow Account to satisfy any payment obligation pursuant to this clause 8.3 and, thereafter, in the case of the Fundamental Warranties or clause 4.1 (but not in the case of Claims or a breach of clause 6.1 or 6.2) from the relevant Seller on a several basis which is in breach of the Fundamental Warranties or clause 4.1.

8.4
Except in the case of and as against any individual or entity who has acted fraudulently, the Sellers agree and undertake with the Purchaser that, other than in respect of any claims arising out of or pursuant to the Transaction Documents, no Seller nor any of its Affiliates has any rights against, and will waive and shall not make any claim against, any of the Target Companies or any employee, director, officer, adviser or agent of any of the Target Companies.

8.5
Except in the case of and as against any individual or entity who has acted fraudulently, the Purchaser agrees and undertakes with the Sellers (each Seller contracting for itself and on behalf of each individual or entity referred to in this clause 8.5) that in connection with the Proposed Transaction, other than as set out in this Deed or any other Transaction Documents (including any claims arising pursuant to or in connection with this Deed or any Transaction Document), neither it nor any other member of the Purchaser Group has any rights against, and will waive and shall not make any claim against:

(a)	any of the Target Companies;

(b)	any employee, director, officer, adviser or agent of any of the Target Companies; or

(c)
the Sellers or any of their Affiliates on whom the Purchaser may have relied before agreeing to any term of this Deed or any other Transaction Document or before entering into this Deed or any other Transaction Document.

9.          Key Manager Business Warranties

9.1	Subject to clause 9.4, the Key Managers severally (but not jointly or jointly and severally) warrant to the Purchaser as at the date of this Deed in terms of the Business Warranties.

9.2
Where any Business Warranties are qualified by use of language such as “so far as the Key Managers are aware” or similar, such awareness shall be confined to the Key Manager’s own knowledge and belief, which knowledge and belief shall be interpreted to extend only to those facts, matters and circumstances that are within the actual knowledge of the relevant Key Manager as at the date of this Deed, having made due enquiry of each of Brian Aird, Paul Chowdry, Richard Collins, Lee Golding, Neal Anderson and John Linwood, and which the Key Manager is actually aware (as at the date of this Deed) might constitute a breach of a Business Warranty (but so that each Key Manager shall be deemed to have the knowledge and awareness of the other Key Manager).

9.3	None of the Business Warranties are being given in respect of or apply in relation to the business that was acquired by the Target Companies from Deloitte LLP as part of Project Paris on 5 March 2015.

9.4	The Business Warranties are in each case given subject to the limitations and qualifications set out in clauses 9.2, 9.3, 9.5 and Schedule 7.

9.5	In the event that Closing does not occur then, except in the case of fraud, no Key Manager shall have any liability under or in connection with any of the Business Warranties.

10.          Escrow Account

10.1
The Purchaser shall, on the Closing Date, pay, or procure that there is paid, an amount in pounds sterling equal to the Escrow Amount by electronic funds transfer for value to the Escrow Account to be held, in accordance with the terms of this Deed and the Escrow Agreement.

10.2	The Escrow Account shall be operated, and the Escrow Amount and interest accruing on the Escrow Amount (or any part of it) shall be applied, in accordance with this clause 10 and the Escrow Agreement.

10.3	Provided that at the relevant time there remains a portion of the Escrow Amount in the Escrow Account, to the extent that:

(a)
prior to the Leakage Release Date, the Purchaser has notified the Investor and the Individual Sellers’ Representative in writing of any claim against a Seller for a breach of clauses 4.1, 6.1 or 6.2, or where clause 4.3 applies (a Leakage Claim) stating in reasonably specific detail the nature of the Leakage Claim, the Purchaser’s reasonable estimate of the amount claimed in respect of the Leakage Claim and reasonable evidence to support such Leakage Claim; and

(b)	the Leakage Claim, including the amount which any or all of the Sellers are liable to pay as a result of such Leakage Claim (the Leakage Amount Claimed) has been Determined,

the Purchaser, the Investor and the Individual Sellers’ Representative shall, as soon as reasonably practicable after (and to the extent that) the Leakage Claim has been so Determined in favour of the Purchaser, issue joint written instructions to the Escrow Agent to pay from the Escrow Account to the Purchaser, an amount equal to such Leakage Amount Claimed, out of the Escrow Account to the Purchaser.

10.4	Provided that at the relevant time there remains a portion of the Escrow Amount in the Escrow Account, to the extent that:

(a)
prior to the Warranty Release Date, the Purchaser has notified the Investor and the Individual Sellers’ Representative in writing of any Claim or any claim for a breach of a Fundamental Warranty (a Warranty Claim) stating in reasonably specific detail the nature of the Warranty Claim, the Purchaser’s reasonable estimate of the amount claimed in respect of the Warranty Claim and reasonable evidence to support such Warranty Claim; and

(b)	the Warranty Claim, including the amount which any or all of the Sellers are liable to pay as a result of such Warranty Claim (the Warranty Amount Claimed) has been Determined,

the Purchaser, the Investor and the Individual Sellers’ Representative shall, unless such amount has already been paid in full, as soon as reasonably practicable (and to the extent that) after the Warranty Claim has been so Determined in favour of the Purchaser, issue joint written instructions to the Escrow Agent to pay from the Escrow Account to the Purchaser, an amount equal to such Warranty Amount Claimed, out of the Escrow Account to the Purchaser.

10.5	A Leakage Claim or Warranty Claim (as applicable) shall be regarded as Determined as at (and Determination shall be construed accordingly):

(a)	where the Leakage Amount Claimed or Warranty Amount Claimed (as applicable) is agreed between the Investor, the Individual Sellers’ Representative and the Purchaser, the date of such agreement; and

(b)
where there is no agreement as set out in clause 10.5(a), on the Business Day following the date on which the Leakage Claim (including the Leakage Amount Claimed) or Warranty Claim (including the Warranty Amount Claimed) (as applicable) has been determined by a Court of competent jurisdiction against which no appeal has been lodged or is capable of being lodged within the statutory time limit.

10.6	Save in the circumstances where clause 10.7 below applies:

(a)
on the Leakage Release Date, the aggregate of £25 million less any prior amounts released to the Purchaser pursuant to clauses 10.3 or 10.4 shall be paid to the Sellers’ Lawyers Client Account (and, for the avoidance of doubt, no such payment shall be made where the prior amounts released exceed £25 million) to then be distributed on a pro rata basis between all sellers of the Ordinary Shares and the Remaining Shares; and

(b)
on the Warranty Release Date, all of the funds (if any) then standing to the credit of the Escrow Account shall be paid to the Sellers’ Lawyers Client Account to then be distributed on a pro rata basis between all sellers of the Ordinary Shares and the Remaining Shares, and the Purchaser, the Investor and the Individual Sellers’ Representative shall, in each case, issue written instructions to the Escrow Agent to make such payment.

10.7
If written notice of a Leakage Claim or a Warranty Claim is given in accordance with this Deed before the expiration of the Leakage Escrow Period or the Warranty Escrow Period (as applicable) but such Leakage Claim or Warranty Claim (as applicable) is not Determined prior to the Leakage Release Date or the Warranty Release Date (as applicable), then provided that prior to the expiration of the Leakage Escrow Period or the Warranty Escrow Period (as applicable) the Purchaser shall have delivered to the Escrow Agent (with a copy to the Investor and the Individual Sellers’ Representative) a written opinion of a Queen’s Counsel appointed in accordance with clause 10.8, to the effect that the Leakage Claim or Warranty Claim

(as applicable) has a reasonable prospect of success and the Leakage Amount Claimed or Warranty Amount Claimed (as applicable) is a reasonable one, such Leakage Amount Claimed or Warranty Amount Claimed (as applicable) shall be retained in the Escrow Account and on the Leakage Release Date or Warranty Release Date (as applicable), the Escrow Amount shall be released on the following basis:

(a)	in relation to the Leakage Release Date, the aggregate of £25 million less:

(i)	any amounts retained by the Escrow Agent in respect of any Leakage Claims or Warranty Claims (as applicable) in accordance with clause 10.10; and

(ii)	all Leakage Amounts Claimed or Warranty Amounts Claimed,

shall be paid on the Leakage Release Date to the Sellers’ Lawyers Client Account (and, for the avoidance of doubt, no such payment shall be made where the amounts in (i) and (ii) exceed £25 million) to then be distributed on a pro rata basis between all sellers of the Ordinary Shares and the Remaining Shares; and

(b)	in relation to the Warranty Release Date, all of the funds (if any) then standing to the credit of the Escrow Account less:

(i)	any amounts retained by the Escrow Agent in respect of any Leakage Claims or Warranty Claims (as applicable) in accordance with clause 10.10; and

(ii)	all Leakage Amounts Claimed or Warranty Amounts Claimed,

shall be paid to the Sellers’ Lawyers Client Account to then be distributed on a pro rata basis between all sellers of the Ordinary Shares and the Remaining Shares.

10.8
The Queen’s Counsel referred to in clause 10.7 shall be such person as is agreed between the Investor and the Purchaser (each acting reasonably) or, failing agreement within three Business Days of a request for agreement being received by the Investor from the Purchaser, such person as shall be nominated by the President for the time being of the Bar Council.

10.9
The Purchaser shall have 90 days from the date on which it provides notice to the Investor and the Individual Sellers’ Representative of a Leakage Claim or a Warranty Claim (as applicable) in which to commence proceedings in respect of such Leakage Claim or Warranty Claim (as applicable), failing which (subject to any obligation to retain other Leakage Amounts Claimed and other Warranty Amounts Claimed in the Escrow Account pursuant to this clause 10) the amount retained in respect of that Leakage Claim or Warranty Claim (as applicable) under clause 10.7 shall be paid to the Sellers’ Lawyers Client Account to then be distributed on a pro rata basis between all sellers of the Ordinary Shares and the Remaining Shares.

10.10	The Escrow Agent shall hold the amounts retained in accordance with clause 10.7 until the earlier of:

(a)	the expiration of the time period for commencing proceedings in respect of a Leakage Claim or Warranty Claim (as applicable) in accordance with clause 10.9; and

(b)	the date on which such Leakage Claim(s) or Warranty Claim(s) (as applicable) are Determined.

On Determination of any such Leakage Claim(s) or Warranty Claim(s) (as applicable) the Escrow Agent shall pay to the Purchaser from the Escrow Account an amount equal to the Leakage Amount Claimed or Warranty Amount Claimed (as applicable and so Determined) in satisfaction of the relevant liability or, if the aggregate amount in the Escrow Account is less than the amount of the liability, the aggregate amount then standing to the credit of the Escrow Account towards satisfaction (or in the case of a Claim, in full) of the relevant liability.  Once all such Leakage Claims or Warranty Claims (as applicable) have been Determined and been the subject of payments under this clause 10.10, the Escrow Agent shall, in respect of the Leakage Release Date or Warranty Release Date (as applicable), pay the remaining balance of all monies on the Escrow Account to the Sellers’ Lawyers Client Account to then be distributed on a pro rata basis between all sellers of the Ordinary Shares and the Remaining Shares.

10.11
Interest accruing from time to time on the balance of funds standing to the credit of the Escrow Account shall be added to the funds standing to the credit of the Escrow Account and shall be for the benefit of the Sellers to receive the balance of any interest accrued on the funds then standing to the credit of the Escrow Account on the Leakage Release Date or Warranty Release Date (as applicable).

10.12	The order in which Leakage Claims or Warranty Claims will be satisfied from the Escrow Amount shall be the order in which such Leakage Claim or Warranty Claim (as applicable) is Determined.

10.13
The Sellers and the Purchaser acknowledge that the Escrow Agent may withdraw from the Escrow Account an amount of tax on the interest earned in respect of money held in the Escrow Account for which it is or may become liable, and any bank or other charges properly charged to the Escrow Account, provided that any bank or other charges, costs or expenses arising on, or in relation to, the Escrow Account shall be charged to, and settled between, the Purchaser (on the one hand) and the Sellers (on the other hand) equally.

10.14
The Investor, the Individual Sellers’ Representative and the Purchaser shall, on or prior to Closing, enter into the Escrow Agreement (reflecting the terms set out in this clause 10) with the Escrow Agent, with the Escrow Agreement to incorporate such other terms required as are reasonably required by the Escrow Agent and reasonably acceptable to the Investor, the Individual Sellers’ Representative and the Purchaser.

11.          Purchaser Warranties and Undertakings

11.1	Each of the Purchaser and the Parent Company warrants severally (but not jointly or jointly and severally) to each of the Sellers that as at the date of this Deed and immediately prior to Closing:

(a)	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Deed;

(b)
it has obtained all corporate authorisations and (other than to the extent relevant to the Condition) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Deed where failure to obtain them would materially and adversely affect its ability to enter into and perform its obligations under this Deed;

(c)	entry into and performance of this Deed and/or any Transaction Documents to which it is a party will not:

(i)	breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or

(ii)
(subject, where applicable, to fulfilment of the Condition) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would adversely affect to a material extent it ability to enter into or perform its obligations under this Deed and/or any Transaction Document to which it is a party;

(d)
it is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser or the Parent Company and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of the Purchaser or the Parent Company and no event has occurred to give the right to enforce such security;

(e)
so far as it is aware, neither it nor any member of the Purchaser Group is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or are likely to, prevent or delay any of the fulfilment of the Condition;

(f)
in the case of the Purchaser only, it has available cash or available loan facilities under the Purchaser Financing Agreements which will at Closing provide in immediately available funds the necessary cash resources to pay the Price and meet its other obligations under this Deed.  The Purchaser Financing Agreements involve no material pre-conditions and the Purchaser will be able to satisfy all conditions of drawdown to such agreements at or prior to Closing.  The Purchaser has made available to the Investor accurate and complete copies of the Purchaser Financing Agreements;

(g)
in the case of the Purchaser only, there are no contracts, agreements, arrangements or other understandings (whether reduced to writing or not) between the Purchaser or any of its Representatives on the one hand and providers of debt or equity finance (or any of their Representatives) on the other hand which relate to or are required for the payment of the Price and which have not been disclosed to the Investor;

(h)
in the case of the Purchaser only, no default or drawstop event under any of the Purchaser Financing Agreements has occurred nor is the Purchaser aware of any event or circumstance which could reasonably be expected to constitute such a default or drawstop event which would enable the relevant lenders to refuse to provide funds under the Purchaser Financing Agreements;

(i)
in the case of the Purchaser only, as at the date of this Deed, it is not aware of any facts or circumstances which could reasonably be expected to result in a Claim being made against any Seller in connection with the Proposed Transaction;

(j)	all of the Major Representations (as defined in the Purchaser Financing Agreements) are true and correct in all material respects; and

(k)	this Deed and the Transaction Documents to which it is party, once executed, will constitute legal, valid and binding obligations of the Purchaser in accordance with their respective terms.

11.2	The Purchaser undertakes to the Sellers that it will:

(a)	not and will procure that none of its Affiliates will, in a way which would, or might reasonably be likely to, prejudice its ability to:

(i)	pay the amounts payable by it to the Sellers and the Escrow Account pursuant to clause 2;

(ii)	pay the amounts payable to the Remaining Shareholders pursuant to the Secondary SPA and/or the Compulsory Purchase Notices;

(iii)	procure the redemption of the Ex-Employee Loan Notes pursuant to clause 3; or

(iv)	procure the prepayment and cancellation of the Facilities Agreement in accordance with paragraph 1(e) of Part B of Schedule 4,

amend or agree to amend any material terms of the Purchaser Financing Agreements to which it is a party or waive or agree to waive any material rights or obligations of the Purchaser or any other member of the Purchaser Group under the Purchaser Financing Agreements;

(b)
take all such steps as are necessary (including the satisfaction of all covenants and conditions precedent and compliance with all obligations applicable to it) to ensure that it is able to draw down an amount required to satisfy its payment obligations pursuant to the Transaction Documents under the Purchaser Financing Agreements;

(c)	enforce its rights under the Purchaser Financing Agreements in the event of failure to fund thereunder by the Financing Sources that prevents, impedes or delays Closing;

(d)
provide the Lead Arrangers (as defined in the Purchaser Financing Agreements) with the pro forma financial statements required to be delivered to the Lead Arrangers in accordance with paragraph B of Exhibit B to the Commitment Letter, which shall meet the requirements of Regulation S-X under the Securities Act of 1933 and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under that Act on Form S-3 and

(e)
comply in all material respects (other than in respect of the lien, fundamental change and indebtedness covenants which shall be in all respects) with all the Purchaser Group obligations in respect of the amended and restated credit agreement, dated as October 25, 2011, among the Parent Company, the other co-borrower named therein, the guarantors party thereto, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto, which evidences the Borrower’s $990 million unsecured revolving credit facility.

12.          No Rights of Rescission or Termination

Other than as set out in clause 7.3, the Purchaser shall not be entitled to rescind or terminate this Deed in any circumstances whatsoever (whether before or after Closing).  This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

13.          Post-Closing Undertakings

Tax records

13.1
The Purchaser acknowledges that the Sellers may need access, from time to time, after Closing to certain accounting and tax records and information held by the Target Companies to the extent such records and information pertain to events occurring prior to Closing and agrees that the Purchaser shall, and shall cause the Target Companies to:

(a)	properly retain and maintain such records until the date that is 7 years after Closing; and

(b)
subject to any bona fide need to preserve any applicable privilege, upon being given reasonable notice by the Sellers, allow the Sellers, and their respective officers, employees, agents, auditors and representatives, to inspect, review and make copies of such records which are reasonably required by that Seller for the purpose of dealing with its tax and accounting affairs, during normal business hours and at the expense of that Seller, until the date that is 7 years after Closing.

Protection of Directors

13.2	Following Closing, the Purchaser shall ensure that any indemnity and/or immunity provisions contained in the memorandum and articles of association (or similar constitutional documents) of each Target Company of which an Individual Seller or Investor Director was an officer or director prior to Closing are not amended, repealed or modified in any manner that would affect adversely the rights of any Individual Seller or Investor Director.

13.3
For 7 years from Closing, the Purchaser shall, at the cost of the Investor, ensure that each Target Company maintains in force such “run-off” directors’ and officers’ liability insurance policies as will enable each relevant Individual Seller or Investor Director to make claims arising out of any matter, cause or event occurring on or before Closing (a Pre-Closing Event) under those policies on terms and conditions that are, in every respect, no less advantageous to the relevant Individual Seller or Investor Director than the directors’ and officers’ liability insurance policies maintained by the Target Companies as at the date of this Deed.

13.4
The Purchaser shall (and shall ensure that each Target Company shall), from and after Closing and to the fullest extent permitted in accordance with applicable laws, waive, release and discharge each relevant Individual Seller or Investor Director from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any Pre-Closing Event which each Target Company has or may at any time have had against any Individual Seller or Investor Director, save in the case of fraud by such Individual Seller or Investor Director.  The Purchaser shall ensure that each Target Company shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any Pre-Closing Event against any Individual Seller or Investor Director, save in the case of fraud of such Individual Seller or Investor Director.

13.5
The provisions of clauses 13.2 to 13.3 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Individual Seller or Investor Director may have at law, by contract or otherwise.

Changes of Name

13.6
The Purchaser shall procure that, as soon as reasonably practicable after Closing and in any event within 20 Business Days after the Closing Date, the name of any Target Company that consists of or includes the word “H&F”, “Hellman & Friedman”, “CCP” or “Charterhouse” is changed to a name which does not include that word or any name which, in the reasonable opinion of the Investor, is substantially the same or confusingly similar (and not then subsequently changed back).

14.          Restrictive Covenants

14.1	Each of the Relevant Employees severally (but not jointly or jointly and severally) undertakes to and covenants with the Purchaser that:

(a)
he will not, at any time during the period of 24 months immediately following the Closing Date, save in his capacity as an employee, director and/or shareholder of any member of the Purchaser Group, directly or indirectly, be interested or concerned (whether as shareholder, director, employee, sub-contractor, partner, consultant, proprietor, agent or otherwise) in any energy research or consulting business carried on or about to be carried on by any person, firm or company, which business is in competition with the business of the Target Companies as carried on at the Closing Date

(provided always for the avoidance of doubt that the terms of this clause 14.1 shall not prevent a Relevant Employee from being interested or concerned (whether as shareholder, director, employee, sub-contractor, partner, consultant, proprietor, agent or otherwise) with any industry client of a Target Company);

(b)
he will not, at any time during the period of 24 months immediately following the Closing Date, directly or indirectly, entice, solicit or endeavour to entice or solicit away from any Target Company, or hire, any person who is (or was in during the 6 month period prior to the Closing Date) a Management Employee of a Target Company as at the Closing Date;

(c)
he will not, at any time during the period of 24 months immediately following the Closing Date, in competition with or in a manner materially adverse to the Target Companies canvas or solicit or endeavour to canvas or solicit or entice or endeavour to entice away from any Target Company the custom or business of any person, firm or company who is or is about to be, or who has been at any time during the preceding period of six months, a customer of any Target Company; and

(d)
he will not, at any time after the Closing Date in relation to any trade or business (other than the trade or business of the Purchaser Group) use or (insofar as he can reasonably do so) allow to be used (other than by the Purchaser Group) any trade or corporate name used by any Target Company as at the Closing Date or any other name intended or likely to be confused therewith.

14.2	Nothing in this clause 14 prevents any Relevant Employee from:

(a)
being interested in any units of any authorised unit trust, or in any class of securities in any company, provided that such units or securities are traded on a recognised investment exchange (as such term is defined in the Financial Services and Markets Act 2000) or AIM and such interest is of a financial or investment nature only and is not more than 5% of the voting rights of such trust or company; or

(b)	bona fide general advertising for directors, officers, employees or consultants, and hiring or engaging as a result of unsolicited and unencouraged responses thereto; or

(c)	doing or omitting to do any act, matter or thing with the prior written consent of the Purchaser.

14.3
Each of the covenants contained in each of clauses 14.1 and 14.2 shall be, and is, a separate covenant by each of the Relevant Employees and shall be enforceable separately and independently of any one or more of the other covenants contained in clauses 14.1 and 14.2 by the Purchaser.

14.4
While the restrictions aforesaid are considered by each of the Relevant Employees and by the Purchaser to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for unforeseen technical reasons and accordingly it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser, but would be valid if part of the wording thereof were deleted, the said restrictions shall apply with such deletion as may be necessary to make them valid and effective.

15.          Guarantee

15.1
In consideration of the Sellers entering into this Deed, the Parent Company unconditionally and irrevocably guarantees to the Sellers and to each of their Affiliates as a primary and continuing obligation, as principal obligor and not merely as surety, that the Purchaser will comply properly and punctually with its obligations under this Deed and each Transaction Document.

15.2	The Parent Company’s liability under clause 15.1 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Deed or any Transaction Document or any waiver of its or their terms;

(b)	any release of, or granting of time or other indulgence to, the Purchaser or any third party;

(c)
any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by the Sellers in relation to any such event); or

(d)
any other act, event, neglect or omission (whether or not known to the Purchaser, the Sellers or the Parent Company) which would or might (but for this clause) operate to impair or discharge the Parent Company’s liability or afford the Parent Company or the Purchaser any legal or equitable defence;

15.3
In consideration of the Seller entering into this Deed, as a separate, additional continuing and primary obligation, the Parent Company, undertakes, as principal obligor and not merely as surety, to indemnify the Sellers against any costs or losses suffered or incurred by any of them as a result of the Purchaser’s failure to comply with its obligations under this Deed or any Transaction Document.

16.          Power of Attorney

16.1
With effect on and from Closing, each Seller irrevocably and unconditionally appoints the Purchaser for a period of three months (or until the Purchaser or its nominee is registered as holder of the Shares concerned, if earlier) as its or his attorney with full powers of substitution in its or his name and for it or him and on its or his behalf (and to the complete exclusion of any rights that the Seller may have in such regard) lawfully to exercise all voting and other rights and receive all the benefits and entitlements which may now or at any time in the future attach to the Shares set out opposite its or his name in Schedule 1 and to transfer and deal with such Shares, rights, benefits and entitlements and execute such documents under hand or as a deed and do such acts and things as the Purchaser shall from time to time think fit in all respects as if the Purchaser were the absolute legal and beneficial owner of the Shares.

16.2
Each Seller hereby undertakes during the period referred to in clause 16.1 above not to exercise any of the rights, powers and privileges attaching to its Shares or otherwise capable of being exercised by the registered holder of its Shares without the consent of the Purchaser.

16.3	Each Seller hereby undertakes that during the period referred to in clause 16.1 above it shall:

(a)	hold its Shares upon trust for the Purchaser as beneficial owner;

(b)
forthwith account to the Purchaser for all dividends, interest, bonuses, distributions or other sums whatsoever paid to that Seller in respect of its Shares (excluding for the avoidance of doubt amounts payable to that Seller under this Deed and/or any Transaction Document); and

(c)	deliver to the Purchaser any notice, letter or other document of any nature whatsoever relating to its Shares forthwith upon receipt of the same.

16.4
Each Seller hereby ratifies and confirms and agrees to ratify and confirm whatever the Purchaser and each of its substitutes does in exercise of the powers and/or authorities conferred by this clause 16.

16.5	The powers of attorney granted in this clause 16 are given by way of security for the due performance by that Seller of its or his obligations under this Deed.

16.6
The powers of attorney granted in this clause 16 shall not permit the Purchaser to incur any cost or liability on behalf of any Seller nor to take any steps to re-register the Company as an unlimited company.

17.          Individual Sellers’ Representative

17.1
Each of the Individual Sellers hereby irrevocably appoints the Individual Sellers’ Representative (having full power and authority to act alone) as the representative of such Individual Seller to act on his or her behalf for all purposes under this Deed and the Transaction Documents including for the purposes of:

(a)	delivering payment instructions to the Purchaser in connection with the payment of the Price;

(b)	accepting notices on behalf of such Individual Seller in accordance with clause 24;

(c)
taking any and all actions that may be necessary or desirable, as determined by the Individual Sellers’ Representative in his sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Proposed Transaction;

(d)	granting any consent or approval on behalf of such Individual Seller under this Deed; and

(e)
generally taking any and all other actions and doing any and all other things provided in or contemplated by this Deed to be performed by such Individual Seller or the Individual Sellers’ Representative on behalf of such Individual Seller.

17.2
Each Individual Seller hereby irrevocably (by way of security for the performance of its obligations under this Deed) appoints the Individual Sellers’ Representative as its attorney with full authority on its behalf and in the Individual Seller’s name or otherwise to do all acts and to execute and deliver such documents or deeds as a required by law or as may, in the reasonable opinion of the Individual Sellers’ Representative, be required to give effect to the matters described in clause 17.1.

17.3
The Purchaser and each Individual Seller acknowledge that in exercising the powers and authorities conferred by this clause 17 and/or the Transaction Documents upon the Individual Sellers’ Representative, the Individual Sellers’ Representative shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Individual Seller, and each Individual Seller and the Purchaser agrees that the Individual Sellers’ Representative shall have no liability whatsoever to the Purchaser or any Individual Seller in relation to the exercise of those powers and authorities, save to an Individual Seller in the case of fraud or bad faith.

17.4
Notwithstanding clause 17.3, the Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on the Individual Sellers’ Representative as if the relevant Individual Seller is exercising such powers and authorities.

18.          Payments

18.1
Any payment to be made pursuant to this Deed by the Purchaser (or any member of the Purchaser Group) to any Seller shall be made to the Investor’s Bank Account or the Sellers’ Lawyers Client Account (as applicable).

18.2	Any payment to be made pursuant to this Deed by the Sellers shall be made to the Purchaser’s Bank Account.

18.3
Payments under clauses 18.1 and 18.2 shall be in immediately available funds by electronic transfer on the due date for payment.  Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

18.4
If any sum due for payment in accordance with this Deed is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

19.          Announcements and Regulatory Filings

19.1
Other than in respect of the Transaction Announcement, the Investor Presentation and the Current Report on Form 8-K, no party (nor any of their respective Affiliates) to this Deed shall, subject to clause 19.2, make any announcement or issue any circular in connection with the existence or subject matter of this Deed (or any other Transaction Document) without the prior written approval of the Investor, the Individual Sellers’ Representative and the Purchaser except that the Investor shall be entitled to refer to the existence and/or subject matter of this Deed (or any other Transaction Document):

(a)	when providing information or advice to any investors in funds managed or advised by Hellman & Friedman LLC, Charterhouse Capital Partners LLP or their Affiliates; and

(b)	in marketing literature issued or circulated by or on behalf of Hellman & Friedman LLC, Charterhouse Capital Partners LLP or their Affiliates,

and the Purchaser, for and on behalf of the Target Companies, expressly authorises the use of any logos, trade-marks or trade-names of the Target Companies in such circumstances.

19.2	The restriction in clause 19.1 shall not apply to the extent that an announcement, circular or regulatory filing is:

(a)
required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction.  If this exception applies, the party making the announcement or regulatory filing or issuing the circular shall (to the extent permitted by applicable law) use its reasonable efforts to consult in advance as to its form, content and timing with the Investor, the Individual Sellers’ Representative and the Purchaser; or

(b)	made following the Unconditional Date, in connection with the Purchaser Financing Arrangements and in accordance with customary market practice.

19.3
The Investor, the Individual Sellers’ Representative and the Purchaser will consult with each other concerning the means by which the Target Companies’ respective employees, customers and suppliers, and others having dealings with the Target Companies, will be informed of the existence of, and the transactions contemplated by, this Deed.

20.          Confidentiality

20.1	For the purposes of this clause 20:

(a)	Confidential Information means:

(i)
(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Sellers or, prior to Closing, any of the Target Companies; or

(ii)
(in relation to the obligations of the Sellers) any information received or held by the Sellers (or any of their Representatives) relating to the Purchaser Group or, following Closing, any of the Target Companies; and

(iii)	information relating to the provisions of, and negotiations leading to, this Deed and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means; and

(b)
Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

20.2
Each of the Sellers and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except:

(a)	as this clause 20 permits; or

(b)	with the prior written approval of the Investor, the Individual Sellers’ Representative and the Purchaser.

20.3	Clause 20.2 shall not prevent disclosure by a party or its Representatives where:

(a)
the information disclosed is included in the Transaction Announcement, Investor Presentation or Current Report on Form 8-K, or following the Unconditional Date is disclosed in connection with the Purchaser Financing Arrangements;

(b)
disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction or disclosure is reasonably necessary for the proper management of a party’s tax affairs (provided that, if permitted by law, the disclosing party shall first inform the Purchaser (in the case of disclosure by a Seller) or the Investor and the Individual Sellers’ Representative (in the case of disclosure by the Purchaser) of its intention to disclose such information and take into account the reasonable comments of the other party or parties (as applicable));

(c)
disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(d)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Deed (or any other Transaction Document);

(f)	such disclosure is made on a confidential basis to lending banks or other funding parties or prospective funding (whether debt or equity) parties of the Purchaser; and/or

(g)
in the case of the Investor only, such disclosure is made to any other direct or indirect investors (including those persons that are likely to become a direct or indirect investor) in funds managed and advised by the Hellman & Friedman LLC, Charterhouse Capital Partners LLP or any of their Affiliates, together with their directors, officers, advisors or agents provided that such information is disclosed on a confidential basis.

20.4
Each of the Sellers and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Deed and only if the Representatives are informed of the confidential nature of the Confidential Information.

20.5	If this Deed terminates, the Purchaser shall as soon as practicable on request by the Investor:

(a)
return to the Investor (or as it may direct) all written documents and other materials relating to the Sellers, any Target Company or this Deed (including any Confidential Information) which the Sellers (or their Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

21.          Assignment

21.1
Except as provided in this clause 21 or unless the Investor, the Individual Sellers’ Representative and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it.  Any purported assignment in contravention of this clause 21 shall be void.

21.2	The Purchaser may assign its rights (by way of security only), charge or otherwise create security in or over the whole or any part of its rights under this Deed to:

(a)
any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser (or any member of the Purchaser Group) for the acquisition of the Shares and the Loan Notes;

(b)	any counterparty to a derivative transaction entered into by the Purchaser or any of its Affiliates; and/or

(c)	any facility or security agent, trustee, arranger of finance, receiver or other personal fulfilling a similar or related role,

but so that, notwithstanding any such assignment in security, the Sellers may unless they receive written notice of enforcement of the relevant security interest, deal with the Purchaser in connection with all matters arising under this Deed.

21.3	If an assignment is made in accordance with this clause 21, the liabilities of the parties under this Deed shall be no greater than such liabilities would have been if the assignment had not occurred.

22.          Further Assurances

22.1	Each of the parties shall, for a period of 15 months from the Closing Date, execute such further documents as may be required by law or be necessary to implement and give effect to this Deed.

22.2	Each of the parties shall procure that its Affiliates comply with all obligations under this Deed which are expressed to apply to any such Affiliates.

23.          Costs

23.1
Subject to clause 23.2 and except as otherwise provided in this Deed (or any other Transaction Document), the parties shall each be responsible for their own Costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.

23.2
The Purchaser or its Affiliates shall bear all stamp duty or other similar documentary transfer or transaction duties, and all stamp duty reserve tax and any other similar transfer taxes including in each case any related interest or penalties arising as a result of the purchase of the Shares or the Loan Notes pursuant to this Deed, the purchase of the Remaining Shares or the Remaining Loan Notes pursuant to the Secondary SPA or the redemption of the Ex-Employee Loan Notes.

24.          Notices

24.1
Any notice in connection with this Deed shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company.  A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

24.2	The addresses and fax numbers of the parties for the purpose of clause 24.1 are:

Purchaser

Address:	c/o Verisk Analytics, Inc.
545 Washington Blvd.
Jersey City, NJ 07310

Fax:	+1 201 748 1429

For the attention of:	Kenneth E. Thompson

With a copy to:

Address:	Davis Polk & Wardwell London LLP
5 Aldermanbury Square
London
EC2V 7HR

Fax:	+44 20 7418 1051
For the attention of:	Will Pearce

Parent Company

Address:	545 Washington Blvd.
Jersey City, NJ 07310

Fax:	+1 201 748 1429
For the attention of:	Kenneth E. Thompson

With a copy to:

Address:	Davis Polk & Wardwell London LLP
5 Aldermanbury Square
London
EC2V 7HR

Fax:	+44 20 7418 1051
For the attention of:	Will Pearce

Investor

Address:	c/o Hellman & Friedman LLP
30th Floor Millbank Tower
21-24 Millbank
London SW1P 4QP

Fax:	+44 20 7839 5711
For the attention of:	Patrick Healy/Zita Saurel/Stuart Banks

With a copy to:

Address:	Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London
EC4Y 1HS

Fax:	+44 20 7108 4984
For the attention of:	Tim Wilmot

Individual Sellers

To the address of the relevant Individual Seller shown in Schedule 2 (save that if the notice is to all the Individual Sellers, it may be sent solely to the Individual Sellers’ Representative at the address shown in Schedule 2),

In each case, with a copy to:

Address:	Dickson Minto W.S.
16 Charlotte Square
Edinburgh
EH2 4DF

Fax:	+44 131 225 2712
For the attention of:	Ewan Gilchrist/Andrew Nicolson.

25.          Tax

25.1
Any sum payable by the Purchaser to any Seller, or by any Seller to the Purchaser, under or pursuant to this Deed is exclusive of any applicable VAT. If any VAT is or becomes chargeable on any supply made by any party under or pursuant to this Deed, the party receiving the supply shall, subject to the receipt of a valid VAT invoice, pay to the party making the supply (in addition to, and at the same time as, any other consideration for that supply) an amount equal to such VAT.

25.2
If any deduction or withholding is required by law from any payment made, on the one hand, by the Purchaser or the Parent Company to any Seller in respect of a Purchaser Obligation (excluding, for the avoidance of doubt, any payment of or in respect of the Price) or, on the other hand, by any Seller to the Purchaser in respect of a Seller Obligation, (excluding, in each case, any payment of interest) then the party making the payment shall pay to the payee such additional amount as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

25.3
If any sum paid, on the one hand, by the Purchaser or the Parent Company to any Seller in respect of a Purchaser Obligation or, on the other hand, by any Seller to the Purchaser in respect of a Seller Obligation, is subject to tax in the hands of the recipient (including where any Relief covers such tax), then the party making the payment shall pay such additional amount as shall ensure that the aggregate amount paid less the tax payable in respect of such amount (or which would be payable but for such Relief) shall be the amount that the party would have paid if the payment had not been subject to tax.

25.4
To the extent that any deduction, withholding or Tax in respect of which an additional amount has been paid under clause 25.2 or 25.3 above results in the payee obtaining a Relief, the payee shall pay to the payer, within ten Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under clause 25.2 or 25.3.

25.5	Clauses 25.2 and 25.3 above shall not apply to the extent that the deduction, withholding or Tax would not have arisen but for:

(a)
in the case of a payment made pursuant to a Seller Obligation, the payee not being tax resident in the UK, or having some connection with a territory outside the UK, and in the case of a payment pursuant to a Purchaser Obligation, the payee not being tax resident in Luxembourg, the UK, or Hungary, or having some connection with a territory outside Luxembourg, the UK, or Hungary; or

(b)	an assignment or novation of any of rights under this Deed pursuant to clause 21.

25.6
The Purchaser confirms that, as at the date of this Deed, it does not believe that it will be required by law to withhold or deduct any amount of or on account of tax from any payment of or in respect of the Price, and it does not intend to make any such withholding or deduction.

26.          Investor Consent

The Investor hereby agrees and confirms that:

(a)	the entry by it into this Deed constitutes its irrevocable consent to, and approval of, the Proposed Transaction; and

(b)	its consent to, and approval of, the Proposed Transaction (as evidenced by this clause 26),

shall be deemed to be its sufficient and valid consent to, and approval of, the Proposed Transaction for all purposes of the Articles and the Shareholders’ Agreement (notwithstanding any requirements or obligations contained in those documents regarding the formality, manner or delivery of such consent and approval).

27.          Conflict With Other Agreements

If there is any conflict between the terms of this Deed and any other agreement, this Deed shall prevail (as between the parties to this Deed and as between any Affiliates of the Sellers and Purchaser) unless:

(a)	such other agreement expressly states that it overrides this Deed in the relevant respect; and

(b)
the Sellers and the Purchaser are either also parties to that other agreement or otherwise expressly the Sellers and the Purchaser agree in writing that such other agreement shall override this Deed in that respect.

28.          Whole Agreement

This Deed and the other Transaction Documents together set out the whole agreement between the parties in respect of the sale and purchase of the Shares and the Loan Notes and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction.  It is agreed that:

(a)
no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other party (or any of its Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Deed or any other Transaction Document;

(b)
any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Deed or any other Transaction Document shall be for breach of this Deed or the relevant Transaction Document; and

(d)
except for any liability in respect of a breach of this Deed or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other party (or its respective Connected Persons) in relation to the Proposed Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.  Each party agrees to the terms of this clause 28 on its own behalf and as agent for each of its Connected Persons.  For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.

29.          Set-Off

The Purchaser waives and relinquishes any right of set off or counterclaim, deduction or retention which the Purchaser might otherwise have out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Sellers pursuant to this Deed or otherwise.

30.          Waivers, Rights and Remedies

Except as expressly provided in this Deed, no failure or delay by any party in exercising any right or remedy relating to this Deed or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.  No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

31.          Counterparts

This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery.

32.          Variations

No amendment of this Deed (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it and provided, further, that no amendment shall be made to this Deed that would adversely affect the rights of the Financing Sources as set out in this clause 32, clauses 34 or 36.5 without the consent of the Financing Sources.

33.          Invalidity

Each of the provisions of this Deed and the other Transaction Documents is severable.  If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

34.          Third Party Enforcement Rights

34.1
The Connected Persons specified in clause 28 (Whole Agreement) shall have the right to enforce the relevant terms of that clause, the Financing Sources shall have the right to enforce the terms of clauses 32 and 36.5, the persons identified in clauses 8.4 and 8.5 shall have the right to enforce the terms of those clauses and the Investor Directors shall have the right to enforce the terms of clauses 13.2 and 13.3 by reason of the Contracts (Rights of Third Parties) Act 1999.  This right is subject to:

(a)	the rights of the parties to amend or vary this Deed without the consent of any Connected Person or the Investor Directors; and

(b)	the other terms and conditions of this Deed.

34.2	Except as provided in clause 34.1, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

35.          Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Deed were not performed in accordance with its terms and that the parties shall be entitled to enforce specifically the performance of the terms and provisions hereof in the English courts, in addition to any other remedy to which they are entitled at law or in equity.

36.          Governing Law and Jurisdiction

36.1	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and interpreted in accordance with, English law.

36.2
Except as expressly provided otherwise in this Deed, the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Deed including disputes arising out of or in connection with (i) the creation, validity, effect, interpretation performance or non-performance of, or the legal relationships established by, this Deed and (ii) any non-contractual obligations arising out of or in connection with this Deed.  For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

36.3
The Parent Company shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed and shall notify the Investor in writing of such agent for process of service within 5 Business Days of the date of this Deed.  Any claim form, judgment or other notice of legal process shall be sufficiently served on the Parent Company if delivered to such agent at its address for the time being.  The Parent Company irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Investor requests the Parent Company to do so it shall promptly appoint another such agent with an address in England and advise the Investor.  If, following such a request, the Parent Company fails to appoint another agent, the Investor shall be entitled to appoint one on behalf of the Parent Company at the Parent Company’s expense.

36.4
The Investor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed.  Such agent shall be Hellman & Friedman LLP currently of 30th Floor Millbank Tower, 21-24 Millbank, London SW1P 4QP, United Kingdom, and any claim form, judgment or other notice of legal process shall be sufficiently served on the Investor if delivered to such agent at its address for the time being.  The Investor irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Purchaser requests the Investor to do so it shall promptly appoint another such agent with an address in England and advise the Purchaser.  If, following such a request, the Investor fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of the Investor at the Investor’s expense.

36.5
The Sellers acknowledge that they have no direct relationship with any of the Financing Sources with respect to any of the transactions contemplated by this Deed and are not intended beneficiaries of any arrangements that the Purchaser may have with any Financing Sources. In no event shall any Seller have any recourse against or be entitled to seek or obtain any recovery, judgment, monetary damages or injunctive or other relief against any of the Financing Sources under any legal or equitable theory whatsoever (whether in contract, tort or otherwise), including for any alleged damage or loss relating to this Deed or the performance of or failure to consummate any transactions contemplated by it.

Schedule 2
Remaining Shares and Remaining Loan Notes

1.	The purpose of this Schedule 2 is to set out the basis on which the Purchaser shall:

(a)	acquire the Remaining Shares and the Remaining Loan Notes from the Remaining Shareholders; and

(b)	procure the redemption of the Ex-Employee Loan Notes.

2.	The Sellers shall, after the date of this Deed, procure that there is sent to each:

(a)	Remaining Shareholder, the Remaining Shareholder Letter and the Compulsory Purchase Notice within five Business Days after the date of this Deed; and

(b)
Ex-Employee Loan Note Holder, the Ex-Employee Redemption Notice within 5 Business Days of the commencement of the Marketing Period or on such other date as the Purchaser may nominate to the Investor and the Individual Sellers’ Representative in writing on not less than five Business Days’ notice.

3.
Thereafter, the Sellers shall use all reasonable endeavours to procure the receipt of binding authorities and/or powers of attorney in favour of the Key Managers from the Remaining Shareholders in relation to the execution by them of the Secondary SPA by the Unconditional Date.

4.
On the Closing Date, the Purchaser shall enter into the Secondary SPA with each of those Remaining Shareholders who have agreed to execute it (the Accepting Remaining Shareholders) and the Secondary SPA shall be in respect of the sale and purchase of the Remaining Shares and Remaining Loan Notes held by those Accepting Remaining Shareholders.  The Key Managers agree that, at completion of the sale and purchase of Remaining Shares and Remaining Loan Notes pursuant to the Secondary SPA, they shall sign the Secondary SPA on behalf of those Accepting Remaining Shareholders who have duly authorised them to do so as attorneys.

5.
Completion of the sale and purchase of the Remaining Shares and Remaining Loan Notes pursuant to the Secondary SPA shall occur at Closing. The Purchaser undertakes to the Sellers that, at Closing, it will promptly pay all consideration due in accordance with the terms of the Secondary SPA (the consideration payable to each Accepting Remaining Shareholder under the Secondary SPA to be in cash in the amount set out opposite each Accepting Remaining Shareholder’s name in the Proceeds Spreadsheet as increased or decreased (as applicable) to reflect a revised amount calculated as follows:

(a)	a reduction of £16,809.23 per day on the amount for all the Remaining Shares in the Proceeds Spreadsheet from and excluding the Accounts Date to and including the Closing Date; and

(b)
an incremental amount accruing on the Employee Strip Loan Notes in accordance with the terms of the Employee Strip Loan Note Instrument (which, for the avoidance of doubt, accrues from day to day, on the basis of a 365 day year, at a rate of 12.5 per cent. per annum and capitalises on 2

August each year) until the Closing Date (provided that if the Closing Date is after 2 August 2015, the incremental amount accrued to such date from 2 August 2014 shall be capitalised and an incremental amount shall accrue on such capitalised amount in accordance with the terms of the Employee Strip Loan Note Instrument).

6.
In the event that the execution of the Secondary SPA does not result in the Purchaser acquiring all of the Remaining Shares and the Remaining Loan Notes, completion of the purchase of all Remaining Shares and Remaining Loan Notes held by Remaining Shareholders who are not Accepting Remaining Shareholders shall occur at Closing.  The Purchaser undertakes to the Sellers that, at Closing, it will pay to each such Remaining Shareholder in cash the amount set out opposite that seller’s name in the Proceeds Spreadsheet as increased or decreased (as applicable) to reflect a revised amount calculated as follows:

(a)	a reduction of £16,809.23 per day on the amount for all the Remaining Shares in the Proceeds Spreadsheet from and excluding the Accounts Date to and including the Closing Date; and

(b)
an incremental amount accruing on the Employee Strip Loan Notes in accordance with the terms of the Employee Strip Loan Note Instrument (which, for the avoidance of doubt, accrues from day to day, on the basis of a 365 day year, at a rate of 12.5 per cent. per annum and capitalises on 2 August each year) until the Closing Date (provided that if the Closing Date is after 2 August 2015, the incremental amount accrued to such date from 2 August 2014 shall be capitalised and an incremental amount shall accrue on such capitalised amount in accordance with the terms of the Employee Strip Loan Note Instrument).

7.
Completion of the sale and purchase of Remaining Shares and Remaining Loan Notes pursuant to the Compulsory Purchase Notice shall occur at Closing. The Purchaser undertakes to the Sellers that, at Closing, it will promptly pay all consideration due in respect of the Remaining Shares and Remaining Loan Notes in question in accordance with the terms of the Compulsory Purchase Notice and the Proceeds Spreadsheet.

8.	At Closing, the Purchaser shall procure that the Ex-Employee Loan Notes are redeemed by Nugent 2 in full by reference to the principal amount and accrued interest outstanding as at the Closing Date.

9.
Save for those obligations to which the Purchaser is subject in this Schedule 2, the Sellers shall take all such steps and execute and issue to the Remaining Shareholders and Ex-Employee Loan Note Holders all such documents as may be required in order to fully and effectively implement the terms of this Schedule 2 and to complete the sale and purchase of the Remaining Shares and the Remaining Loan Notes and the redemption of the Ex-Employee Loan Notes pursuant to this Schedule 2.

10.
Without prejudice to the Purchaser’s obligations under this Schedule 2, the Key Managers undertake to provide to the Purchaser, and (so far as they are able) to procure that each member of the Group shall provide to the Purchaser, such assistance as the Purchaser may reasonably request in relation to the implementation of the terms of this Schedule 2.

Schedule 3
Conduct of the Target Companies Pre Closing

The matters referred to in clause 6.1 and 6.2 are:

(a)	no Target Company declares or pays any dividend or other distribution (whether in cash, stock or in kind) or reduces its paid-up share capital;

(b)	no Target Company issues or agrees to issue or allots, redeems or repurchases any share capital or option to subscribe for or right relating to shares (except to another Target Company);

(c)	no Target Company adopts any change to its constitutional documents;

(d)
no Target Company adopts any changes to its accounting or financial reporting policies, other than as required by law or by generally accepted accounting or financial reporting practice (as consistently applied in the 12 months prior to the date of this Deed);

(e)
no transactions between any Target Company and a Seller (or any Affiliate) take place other than in the ordinary course of business and in a manner and on terms consistent with previous practice in the 12 months prior to the date of this Deed, in all cases pursuant to agreements entered into prior to the date of this Deed and Disclosed;

(f)	no Target Company amends or modifies any agreement or arrangement with any Seller or its Affiliates that is not on arm’s length terms and will not be terminated at Closing pursuant to this Deed;

(g)	no Target Company:

(i)
makes any changes in terms of employment, including pension fund commitments or otherwise increases the compensation payable, or increases the benefits provided, to any Employees or Directors such that the total staff costs of the Target Companies are increased by more than 4% when compared to the year ended on the Accounts Date or the remuneration of any one director or employee by more than £50,000 per annum;

(ii)	establishes, adopts, enters into or amends any Employee Plan;

(iii)	grants, issues or sells any security or instrument under any Employee Share Scheme or amends the terms of any security or instrument outstanding under any Employee Share Scheme;

(iv)
grants or enters into any agreement to provide any change in control, transaction or retention bonus or benefit, performance or incentive bonus, or severance or termination pay or benefits to any current or former Employee or Director; or

(v)	enters into any Collective Bargaining Agreement;

(h)
no Target Company hires, terminates or gives notice to terminate the employment of, or takes any action that could provide grounds for a constructive dismissal or “good reason” with regard to, any Senior Employee;

(i)
no Target Company enters into, amends or terminates any contract which is likely to involve expenditure in excess of £300,000 per annum or which cannot be performed within its terms within 3 years after the date on which it is entered into or which may result in any material change in the nature or scope of the operations of a Target Company, or waives, releases, transfers or assigns any material rights, claims or benefits from the Target Company under any agreement or commitment, other than entering into any engagement letter or fee letter in connection with the Proposed Transaction that had previously been entered into or had been proposed to be entered into by a Seller or any of its Affiliates prior to the date of this Deed provided that all fees payable pursuant to such letters are Transaction Costs;

(j)
no Target Company institutes or settles any litigation where that action is likely to result in a payment to or by a Target Company of £50,000 or more (except for collection in the ordinary course of trading debts none of which exceeds £50,000);

(k)	no Target Company forms any subsidiary or takes any action which would result in a change to the corporate organisational or financing organisational structure of the Target Companies as Disclosed;

(l)	no Target Company makes any change to its auditors, its bankers or the terms of the mandate given to such bankers in relation to its account(s), or changes its accounting reference date;

(m)
no Target Company enters into any Third Party Debt or borrows any monies under the Facilities Agreements other than by way of its existing overdraft facilities or under its existing revolving credit facilities. For the avoidance of doubt, this paragraph (m) shall not prohibit any Target Company from paying or accruing any interest (or making any payment of kind) that is contemplated by the Facilities Agreements;

(n)
no Target Company makes any loan (other than employment related normal loans and other similar arrangements with directors and employees in a manner consistent with the previous 12 month period) or gives any credit (other than normal trade credit) or acquires any loan capital of any corporate body (wherever incorporated);

(o)
no Target Company creates or grants any Third Party Right including any Encumbrance over all or any of its present and future shares or assets other than a Permitted Encumbrance or otherwise as Disclosed;

(p)
no Target Company gives any guarantee, indemnity, suretyship or other agreement (whether or not legally binding) to secure an obligation (whether Financial Debt or otherwise) of a third party which if called would result in a cost to the Target Companies of £100,000 or more;

(q)
no Target Company fails to pay its debts as they fall due in the manner consistent with previous practice in the 12 months prior to the date of this Deed, where such failure would result in a cost to the Target Companies of £100,000 or more;

(r)
no Target Company enters into any agreement for the acquisition, disposal, merger or licence of any shares, business or (other than in the ordinary course of business) assets, in each case involving consideration, expenditure or liabilities in excess of £100,000 (exclusive of VAT);

(s)
no Target Company, other than in the ordinary course of business, sells, leases, licenses or otherwise transfers or disposes of, abandons or permits to lapse, fails to take any action necessary to maintain, enforce or protect, or creates or incurs any lien on, such Target Company’s rights in any material IPR or Business System;

(t)	no Target Company changes its jurisdiction of residence for tax purposes; and

(u)	no Target Company:

(i)	other than in the ordinary course of business, makes or changes any tax election, changes any tax accounting period or changes any method of tax accounting;

(ii)	other than in the ordinary course of business, surrenders any Relief or right to claim a tax refund, offset or other reduction in tax liability;

(iii)	other than in the ordinary course of business, amends any tax returns; or

(iv)	enters into any agreement, or settles any claim, dispute, audit or assessment, with a Tax Authority in excess of £100,000,

and, in the case of (i), (ii) and (iii) only, to the extent that such matters would have the effect of materially increasing the tax liabilities or materially reducing the availability of tax relief to the Target Companies (in aggregate) following Closing and is not required by law or published practice or a relevant Tax Authority.

Schedule 4
Closing Arrangements

Part A  Seller Obligations

1.	At Closing, each of the Sellers shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	in respect of that Seller, a duly executed transfer by the registered holder of all the Shares held by it into the name of the Purchaser in respect of all of such Shares;

(b)	in respect of that Seller, the share certificates relating to all the Shares held by it or indemnities in lieu of such certificates if those certificates have been lost by that Seller;

(c)	in respect of that Seller, a duly executed transfer by the registered holder of all the Loan Notes held by it into the name of the Purchaser in respect of all of such Loan Notes; and

(d)	in respect of that Seller, the certificates relating to all the Loan Notes held by it or indemnities in lieu of such certificates if those certificates have been lost by that Seller.

2.	At Closing, the Investor and the Individual Sellers’ Representative shall enter into (and procure the Escrow Agent enters into) the Escrow Agreement.

3.
In addition to the obligations in paragraph 1 above, at Closing, the Sellers shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	duly executed Security Releases, against satisfaction of the prepayment and cancellation of the Facilities pursuant to paragraph 1(e) of Part B of this Schedule 4;

(b)
all documents (including  share certificates, signed but undated stock transfer forms and documents of title) (if any) held by the Security Agent (as defined under each of the Facilities Agreements) under or pursuant to the Facilities Agreements; and

(c)	the Termination Deed.

4.
In addition to the obligations in paragraphs 1 and 2 above, at Closing, the Investor shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	the duly signed resignations in the Agreed Form of each of the Investor Directors as directors of the Company and as directors of any other members of the Group; and

(b)
a copy of a resolution (certified by a duly appointed officer as true and correct) of the board of directors of the Investor authorising the execution of and the performance by the Investor of its obligations under this Deed and each of the Transaction Documents to be executed by it.

Part B  Purchaser Obligations

1.	At Closing, the Purchaser shall:

(a)
deliver (or ensure that there is delivered) to the Investor a copy of a resolution (certified by a duly appointed officer as true and correct) of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of each of the Parent Company and the Purchaser (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Deed and each of the Transaction Documents to be executed by it;

(b)	enter into the Escrow Agreement;

(c)	pay by electronic funds transfer for value on the Closing Date:

(i)
the Net Investor Price to the Investor's Bank Account, with 17.5% of the Net Investor Price being paid in pounds sterling and 82.5% of the Net Investor Price being paid in US dollars (having been converted from pounds sterling into US dollars at the Exchange Rate);

(ii)	the Investor Retained Costs to the Investor’s Bank Account in pounds sterling;

(iii)	the Managers Price, less the Managers Escrow Amount, to the Sellers’ Lawyers Bank Account in pounds sterling;

(iv)
the amount payable by the Purchaser pursuant to the Secondary SPA and/or the Compulsory Purchase Notices less the Secondary SPA Escrow Amount in pounds sterling to such account as the Individual Sellers’ Representative shall direct provided that the Individual Sellers’ Representative may only nominate one bank account (or failing such direction to the Sellers’ Lawyers Client Account); and

(v)	the Principal SPA Escrow Amount and Secondary SPA Escrow Amount to the Escrow Account,

in each case, in accordance with its obligations under clause 2.4;

(d)	procure the redemption by Nugent 2 of the Ex-Employee Loan Notes at the Ex-Employee Loan Note Price; and

(e)
provided that the Sellers have complied with their obligations under clause 6.5, procure the prepayment in full, in an amount equal to the Facilities Redemption Amount, and cancellation of the Facilities by the Borrower in accordance with the terms of the Facilities Agreements, against delivery of the Security Releases pursuant to paragraph 3(a) of Part A of this Schedule 4.

Part C  General

1.
Each of the Sellers acknowledges that Closing of this Deed constitutes an “Exit” pursuant to the Shareholders’ Agreement and, accordingly, with effect from Closing, the Shareholders’ Agreement shall terminate in accordance with clause 20 thereof and in accordance with the Termination Deed pursuant to paragraph 3(c) of Part A of Schedule 4.

2.
All documents and items delivered at Closing pursuant to this Schedule 4 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place.  Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item);

(b)	receipt of an electronic funds transfer to:

(i)
the Investor’s Bank Account, in immediately available funds, of the Net Investor Price (with 17.5% of the Net Investor Price being paid in pounds sterling and 82.5% of the Net Investor Price being paid in US dollars (having been converted from pounds sterling into US dollars at the Exchange Rate));

(ii)	the Investor’s Bank Account, in immediately available funds, of the Investor Retained Costs;

(iii)	the Sellers’ Lawyers Client Account, in immediately available funds of the Managers Price less the Managers Escrow Amount;

(iv)
such account as the Individual Sellers’ Representative shall direct, provided that the Individual Sellers’ Representative may only nominate one bank account (or failing such direction to the Sellers’ Lawyers Client Account), in immediately available funds of the amount payable by the Purchaser pursuant to the Secondary SPA and/or the Compulsory Purchase Notices less the Secondary SPA Escrow Account; and

(v)	the Escrow Account, in immediately available funds, of the Principal SPA Escrow Amount and the Secondary SPA Escrow Amount;

(c)
receipt of an electronic funds transfer to such account as the Individual Sellers’ Representative shall direct, provided that the Individual Sellers’ Representative may only nominate one bank account (or failing such direction to the Sellers’ Lawyers Client Account) in immediately available funds of the amount payable by Nugent 2 to redeem the Ex-Employee Loan Notes; and

(d)	the prepayment and cancellation of the Facilities referred to in paragraph 1(e) of Part B of this Schedule 4,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

Schedule 5
Permitted Leakage

1.	Payment of the Price.

2.
The accrual of any interest on the Loan Notes and the accrual of any preferred dividend on the Preference Shares in respect of the period from and excluding the Accounts Date up to and including the Closing Date.

3.	Payment of the consideration pursuant to the business purchase agreement dated 5 March 2015 between Deloitte LLP and Wood Mackenzie Limited in connection with Project Paris.

4.
The payment, or incurring, of professional fees to the professional advisers of any Target Company (including any such amounts paid in connection with Project Paris), provided such fees are not Transaction Costs.

5.
Payments and provision of benefits (including accruals in respect of the discretionary performance award bonus scheme), other than any Transaction Bonuses to any Seller in his/her capacity as an employee, director and/or officer of the Group as required under any employment or service agreement or by virtue of his/her employment or directorship, in the ordinary course of business and consistent with past practice.

6.	Payment of any break costs or termination fees in respect of the Facilities Agreements.

7.
The payment of reasonable business expenses of any director of any Target Company incurred in the normal course of business of the Target Company up to an aggregate amount of £100,000 (exclusive of VAT).

8.	The payment (or agreement to pay) by a Target Company to the EBT of fees up to an aggregate amount of £200,000.

9.	The repayment of Employee Strip Loan Notes and acquisition by the EBT of Ordinary Shares of an amount not exceeding £200,000 in aggregate to former employees and/or their Affiliates.

10.
Any PAYE, national insurance contributions (employer and employee) (and amounts of a corresponding nature payable to a Tax Authority outside the United Kingdom) and other tax liability of a Target Company referable to, or arising in connection with, any of the foregoing (excluding for the avoidance of doubt in connection with any Transaction Bonuses).

Schedule 6
Business Warranties

Part A General Warranties

1.       Group Structure/Constitution

1.1           Part A of Schedule 9 sets out true and accurate particulars of the Company and its issued share capital which is fully paid up.  Part B of Schedule 9 lists all of the subsidiaries of the Company and sets out true and accurate particulars of those subsidiaries and their issued share capital or stock (as appropriate).  All issued shares in the Subsidiaries are ultimately beneficially owned by the Company.

1.2           No right has been granted to any person to require any Target Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued or issued shares, debentures or other securities of any Target Company.

1.3           No commitment which is unfulfilled or remains outstanding has been given to create an Encumbrance affecting the issued shares or stock of any Target Company (or any unissued share or debenture or other unissued securities of any Target Company) or for any Target Company to issue any share capital.

1.4           The copy of the Articles in the Data Room Documents is true and complete.

1.5           The register of members of the Company has been properly kept and contains true and complete records of the present members of the Company.

1.6           The statutory books of the Company are up to date in all material respects and in its possession or within its control.

1.7           Due compliance has been made with all the provisions of the Companies Act in connection with:

(a)	the formation of the Company;

(b)	any allotment, issue, purchase or redemption of shares, debentures or other securities in the Company;

(c)	any amendment to the memorandum or articles of association of the Company;

(d)	the passing of any resolutions by the Company; and

(e)	the payment of any dividends by the Company.

1.8           Each Target Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and each Target Company has full power to conduct its business as conducted at the date of this Deed.

2.       Financial Information

2.1           The Sellers have provided the Purchaser with the audited consolidated accounts of the Group as at and for the years ended on each of 31 December 2012 (the 2012 Accounts), 31 December 2013 (the 2013 Accounts) and 31 December 2014 (the 2014 Accounts).

2.2           Each of the 2012 Accounts, 2013 Accounts and 2014 Accounts (together the Recent Accounts) comply in all material respects with the requirements as at 31 December 2012, 31 December 2013 and 31 December 2014 (as applicable) of the Companies Act and of all relevant statutory instruments.

2.3           The Recent Accounts have been prepared:

(a)	in the case of the 2012 Accounts and the 2013 Accounts in accordance with generally accepted accounting principles and practices in the UK as at 31 December 2012 or 31 December 2013 (as applicable);

(b)
in the case of the 2014 Accounts (which also include a balance sheet for 1 January 2013, 31 December 2013 and 31 December 2014 and a profit and loss account, a cash flow statement and a statement of changes in the shareholders’ equity for the periods ended 31 December 2013 and 31 December 2014) in accordance with International Financial Reporting Standards (including international accounting standards, international financial reporting standards and interpretations of such standards) as formally adopted for use in the European Union under EU Regulation 1606/2002 as in force for the accounting period ending on 31 December 2014 and audited by Deloitte LLP in accordance with the generally accepted auditing standards in the UK.

2.4           Each of the Recent Accounts show a true and fair view of the state of affairs of the Group as at 31 December 2012, 31 December 2013 or 31 December 2014 (as applicable) and of the profits/losses of the Group for the financial period ending on 31 December 2012, 31 December 2013 or 31 December 2014 (as applicable).

2.5           The Management Accounts:

(a)	have been prepared in a manner and on a basis consistent with the previous management accounts for the 12-month period ending on 31 December 2014;

(b)
recognising that they were prepared as a management tool and were not prepared or verified on a statutory basis or to audit standard, fairly reflect the overall financial state of affairs of the Group as at the Management Accounts Date and the overall financial performance of the Group for the period for which they were prepared.

2.6           The statutory books, books of account, accounting records and other records of each Target Company required to be kept by applicable laws in any relevant jurisdiction:

(a)
have, so far as the Key Managers are aware, been maintained in all material respects in accordance with the requirements of all relevant laws and the relevant and applicable accounting principles then in force;

(b)	are in the possession of the members of the Group; and

(c)	no notice or allegation that any of the same is incorrect or should be rectified has been received by the Company.

3.        Group Structure

3.1           Save as Disclosed, no member of the Group has, and no member of the Group has agreed to acquire, any interest in the share or loan capital of any body corporate.

3.2           No member of the Group is or has agreed to become a director, officer or shadow director of any body corporate (other than a member of the Group), partnership or unincorporated association.

4.       Events Since the Accounts Date

4.1           Since the Accounts Date:

(a)	the business of each member of the Group has been carried on in all material respects in the ordinary course and so as to maintain the same as a going concern;

(b)
no member of the Group has acquired or disposed of any material assets or assumed or incurred any material liabilities (whether actual or contingent and with material for the purposes of this paragraph 4.1(b) being an amount in excess of £125,000), except for:

(i)	assets acquired or disposed of in the normal course of trading of the member of the Group in question; and

(ii)	liabilities assumed or incurred in the normal course of trading of the member of the Group in question;

(c)
no contract, obligation or transaction has been entered into and no payment has been made by any member of the Group otherwise than in the ordinary course of carrying on its business and on arm’s length terms;

(d)	no dividends or other distributions have been declared, paid or made by any member of the Group;

(e)	no share or loan capital of any member of the Group has been issued, redeemed, purchased or repaid;

(f)	there has been no material change in the policy or procedures by which the members of the Group collect their debts;

(g)	the members of the Group have paid their creditors in the ordinary course of business and within the normal periods for payment to those creditors;

(h)	no member of the Group has:

(i)
made any changes in terms of employment, including pension fund commitments, or otherwise increased the compensation payable to or increased the benefits provided to any Employees, Former Employees, Individual Contractors or Directors;

(ii)	established, adopted, entered into or amended any Employee Plan;

(iii)	granted, issued or sold any security or instrument under any Employee Share Scheme or amended the terms of any security or instrument outstanding under any Employee Share Scheme;

(iv)
granted or entered into any agreement to provide any change in control, transaction or retention bonus or benefit or severance or termination pay or benefits to any Employee, Former Employee or Director; or

(v)
entered into any Collective Bargaining Agreement which, in the case of clauses (i) and (ii) above, could increase the total staff costs of the Target Companies by more than 4% when compared to the year ended 31 December 2014 or the remuneration of any one director or employee by more than £50,000 per annum;

(i)
no Target Company has borrowed monies (other than from another member of the Group or by way of its agreed overdraft facility or its existing revolving credit facility) or accepted credit (other than normal trade credit); and

(j)	no Target Company has repaid any borrowing or indebtedness in advance of its stated maturity.

5.       Assets

5.1           The fixed asset registers Disclosed (together, the Asset Registers), are, taken together, a materially accurate register of the fixed assets used by the Group as at 31 December 2014.  Other than expressly set out in the Disclosure Letter, no Target Company (outside the ordinary and normal course of business) has disposed of, or has agreed to dispose of, any material asset of its business included in the Accounts or which is necessary to carry on the business as it is carried on as at the date of this Deed. For the purposes of this paragraph 5.1 material means an amount in excess of £125,000).

5.2           All the assets of the Group which are material to the carrying on of the Business by the Group are in the possession of or under the control of a Target Company.

5.3           The Group owns or has a contractual right to use all of the assets used by each Target Company to carry on its business in the manner in which it is currently carried on.  So far as the Key Managers are aware, no default event or any other event or circumstance has occurred which may entitle any person to terminate any agreement in respect of that use.

5.4           Save as Disclosed and/or set out in Schedule 4 and save for Permitted Encumbrances, no Encumbrance is outstanding over the whole or any part of the undertaking, property or assets of the Group.

6.       Debtors

6.1           No member of the Group has factored, sold or discounted any of its debts or agreed to do so.

6.2           So far as the Key Managers are aware, the lists of aged and doubtful debts that are Disclosed are complete and accurate as at 31 January 2015.

7.       Banking and Finance

7.1           Details of all Financial Debt outstanding and all overdrafts, loans or other financial facilities available to the members of the Group including in each case the name and address of all banks with which each member of the Group holds an account are contained in the Data Room Documents and, so far as the Key Managers are aware, nothing has been done or omitted to be done whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

7.2           Details of all material sums of money lent or agreed to be lent by each member of the Group (other than to other members of the Group) and which have not been repaid are included in the Data Room Documents and copies of all material documentation relating to such arrangements are contained in the Data Room Documents.

7.3           No written notice (which is current) has been received by any member of the Group to the effect that it is in material default under the terms of any Financial Debt.

7.4           No Financial Debt of any Target Company has become due and payable, or, so far as the Key Managers are aware, capable of being declared due and payable, before its normal or originally stated maturity and no Target Company has received a demand or other notice requiring any Financial Debt of any Target Company to be paid or repaid before its normal or originally stated maturity.

7.5           So far as the Key Managers are aware, no event of default or any other event or circumstance which would entitle any person to call for early repayment of any Financial Debt of any Target Company or to enforce any security given by any Target Company has occurred.

7.6           The members of the Group do not have any bank, building society or other similar accounts other than those specified in the Data Room Documents.

7.7           Save as Disclosed and/or set out in Schedule 9 and save for Permitted Encumbrances, no member of the Group has given or undertaken to give any security for any liability of any Target Company.

7.8           No Target Company is:

(a)	liable for the indebtedness of any other person (other than another member of the Group); or

(b)	a party to any guarantee or suretyship or any other obligation to pay, purchase or provide funds for the payment of any indebtedness of any other person (other than another member of the Group).

7.9           No person other than another member of the Group has given any guarantee of or security for any Financial Debt granted to a member of the Group.

7.10           Save for the Investor Strip Loan Notes and Employee Strip Loan Notes, no Target Company has any outstanding loan capital or other debt securities.

8.       Insurance

8.1           Particulars of all insurances maintained by the members of the Group are comprised in the Data Room Documents and all premiums due and payable on those policies of insurance have been duly and punctually paid.

8.2           No claims are outstanding under the Group’s insurances and, so far as the Key Managers are aware, there are no circumstances likely to give rise to any claim under any of these insurances.

8.3           All of the insurance policies are in full force and effect.  So far as the Key Managers are aware, no Target Company has done or omitted to do any act or thing which will entitle their insurers to avoid liability under their policies of insurance or which will render any of those policies of insurance void or voidable.

9.       Employment

9.1           The name of each person who is a Director is set out in Schedule 9.

9.2           The Disclosure Letter includes details of all Employees including:

(a)	the company which employs or engages them;

(b)	their location of employment;

(c)	their current remuneration and contractual benefits, including base compensation level and details of any bonus arrangements and prior year actual bonus;

(d)	the date on which their continuous service began; and

(e)	their date of birth.

9.3           The Disclosure Letter includes anonymised details of all Employees who are on secondment, maternity leave, paternity leave, adoption leave or who are absent due to ill health or any other reason (where such absence due to ill health or any other reason is for a continuous period of at least 28 days).

9.4           The Disclosure Letter sets out true and accurate particulars regarding each security and instrument (including any shares or stock, notes or units relating to shares or stock or notes) outstanding pursuant to the Employee Share Schemes, including:

(a)	the holder of the security or instrument;

(b)	the type of the security or instrument;

(c)	the number and type of Company shares or notes underlying the security or instrument;

(d)	the vesting schedule of the security or instrument; and

(e)	the treatment of the security or instrument upon the closing of the Proposed Transaction.

Other than as set forth in the Disclosure Letter, there are no outstanding securities, instruments, awards or issuances under the Employee Share Schemes or any other restricted shares or units, options, stock or unit appreciation rights, performance units, contingent value rights, “phantom” stock or units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Target Company’s shares or stock, debt securities or instruments or other equity or debt securities of any Target Company or other obligations or commitments of any of the Target Companies to issue or sell any of the foregoing. All securities and instruments issued pursuant to the Employee Share Schemes were issued in material compliance with applicable securities laws, rules and regulations.

9.5           Notice has not been served to terminate the contract of employment (or employment) of any Senior Employee of the Company or any of the Subsidiaries (whether by the relevant employer or by the Senior Employee) and no material dispute is outstanding between the Company or any of the Subsidiaries and any Employee Former Employee or Individual Contractor relating to their employment or its termination.

9.6           No offer of employment has been made by the Company or by any of the Subsidiaries where the employee’s annual salary would exceed £200,000 which has not yet been accepted (and remains capable of acceptance), or which has been accepted but where the employment has not yet started.

9.7           Except as set forth in the Disclosure Letter, neither the consummation of the Proposed Transaction nor compliance with the terms of this Deed or the Secondary SPA (either alone or together with any other event) will:

(a)
entitle any Employees, Former Employees, Individual Contractors or Directors to terminate their employment or receive any payment or other benefit (other than receipt of consideration pursuant to this Deed in respect of the sale of their shares (if any) in the Company and/or the receipt of consideration and/or redemption monies in respect of Loan Notes); or

(b)	accelerate the time of payment or vesting or trigger any payment or provision of benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan; or

(c)	result in the payment of any amount that would not be deductible under Section 280G of the Code.

9.8           No Target Company has any material obligation to gross-up, indemnify or otherwise reimburse any Employee, Former Employee, Individual Contractor or Director for any tax incurred by such individual.

9.9           All contracts between the Company or the Subsidiaries and its or their Employees are terminable at any time on not more than thirteen weeks’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company or any Subsidiary other than wages, commission or pension that have accrued but not been paid at the date of termination of employment.

9.10         Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment or severance scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

9.11         Neither the Company nor any of the Subsidiaries has incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation in the 12 month period prior to the date of this Deed.

9.12         Neither the Company nor any of the Subsidiaries is currently involved in, or has been involved at any time in the last eighteen months in any material industrial, trade or labour dispute or material negotiation regarding a claim, or in any strike, lockout or work stoppage, with or involving any trade union, group or organisation of employees or their representatives representing Employees.  The consent or consultation of, or the rendering of formal advice by, any industrial, trade or labour union, works council or other employee representative body is not required in order for the Transaction Documents to be entered into or for the consummation of the Proposed Transaction.

9.13         There are no sums owing to or from any Employee, Former Employee or Individual Contractor, other than reimbursement of expenses, wages and other monetary emoluments for the current salary period and holiday pay for the current holiday year.

9.14         Neither the Company nor any Subsidiary has agreed to any material future variation in the contract of any Employee or Individual Contractor.

9.15         The Disclosure Letter includes copies of the Senior Employees’ contracts of employment.

9.16         Save as disclosed in the Disclosure Letter, so far as the Key Managers are aware, neither the Company nor any Subsidiary has entered into any consultancy arrangements for the provision by individuals of services to any member of the Group.

9.17         No trade union is recognised, or has in the 24 month period prior to the date of this Deed sought recognition, by the Company or the Subsidiaries.  No Target Company is a party to any Collective Bargaining Agreement.

9.18         The Target Companies have, in relation to each of the Employees, Former Employees and Individual Contractors, complied in all material respects with:

(a)	all Employment Legislation; and

(b)	with the terms and conditions of employment or service applicable to the Employees, Former Employees and Individual Contractors.

9.19         There are no outstanding, pending or, so far as the Key Managers are aware,  threatened disputes with or relating to any Employees.

9.20         Save as Disclosed, the Target Companies do not have and will not have at Closing any obligation to satisfy any claims or entitlements under any Employee Share Scheme.

10.       Contracts

10.1         Except for the agreements and arrangements Disclosed, no Target Company is a party to or subject to any agreement or arrangement:

(a)	which is not in the ordinary and usual course of business or not on arm’s length terms;

(b)
under which, by virtue of the occurrence of the Proposed Transaction, (i) any other party is likely to be relieved of any obligation or become entitled to exercise any right (including any termination right or any pre-emption right or other option) or (ii) any Target Company is likely to be in default or lose any benefit, right or licence which it currently enjoys or (iii) a liability or obligation of a Target Company is likely to be created or increased;

(c)	which requires, or confers any right to require, the allotment or issue of any shares, debentures or other securities of any Target Company now or at any future time;

(d)	which materially restricts the freedom of any Target Company to carry on its business in any part of the world in such manner as it thinks fit;

(e)	in which any Seller or any person connected with the Seller is interested;

(f)	which involves agency or distributorship; or

(g)	which involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements.

10.2         Each Material Contract is included in the Data Room Documents and is in full force and effect and binding on the parties to it. Neither the Company nor any of the Subsidiaries have defaulted under or breached a Material Contract and so far as the Key Managers are aware, no other party to a Material Contract has defaulted under or breached such a contract.

10.3         No notice of termination of a Material Contract has been received or served by the Company or any of the Subsidiaries.

11.       Grants

No grants, subsidies or allowances have been received by any member of the Group from the European Communities or any governmental body.

12.       Environmental / Health and Safety

12.1         No member of the Group is in breach or has breached any material requirements of any applicable Environmental Law and/or any condition of any applicable Environmental Licence in effect at or prior to the date hereof and, so far as the Key Managers are aware, no Event has occurred which constitutes a breach of any such Environmental Law or Environmental Licence.

12.2         So far as the Key Managers are aware, no Hazardous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, spilled, burned or emitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by the Company or a member of the Group) in circumstances where this results in a liability to a member of the Group.

12.3         No member of the Group has received any notice or other communication in the period of twelve months ending on the date of this Deed or that otherwise remain outstanding indicating (whether expressly or by implication) that:

(a)
a Property, or the activities of the members of the Group or any of its predecessors in respect of that Property, is in breach of any material requirements of any applicable Environmental Law or any applicable Environmental Licence; or

(b)
the members of the Group are responsible for the clearance, remediation, monitoring, treatment or disposal of any Hazardous Substances at, on, in, or beneath any of the Properties or at, on, in, or beneath any land adjacent thereto.

12.4         No Target Company is required to participate in, or make an information disclosure under, the current phase of the CRC Energy Efficiency Scheme (established by SI 2010/768).

12.5         Each Target Company has obtained all material Environmental Licences and, so far as the Key Managers are aware, there are no facts or circumstances which may result in any Environmental Licence being revoked or terminated or varied.

13.       Insider Matters

13.1         There is no Material Contract to which any member of the Group is a party which is not on arm’s length terms.

13.2         The financial position of the Group and its results as appearing from the Accounts were not materially affected by any transaction, contract or arrangement not on arm’s length terms.

14.       Licences and Consents

Each Target Company has obtained all material licences, permissions, authorisations and consents (together, Approvals) required for carrying on its business effectively in the places and in the manner in which it is carried on at the date of this Deed and in accordance with the material requirements of all applicable laws and regulations in each case in all material respects.  So far as the Key Managers are aware, these Approvals are in full force and effect, are not subject to any materially unusual or onerous conditions and have been complied with in all material respects.

15.       Legal Requirements

The members of the Group have at all times in the last three years performed and observed all material requirements of all applicable laws, statutes, statutory instruments, regulations, orders or licences which apply to them or the operation of the Business.

16.       Disputes and Investigations

16.1         No Target Company:

(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency; or

(b)	so far as the Key Managers are aware, is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

16.2         So far as the Key Managers are aware, no such proceedings, investigations or inquiries as mentioned in paragraphs 16.1(a) and 16.1(b) have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

16.3         The Target Companies are not subject to any existing or pending judgments or rulings and have not given any undertakings which remain in force to a court, governmental agency, regulatory or third party.

17.       Insolvency

17.1         No Target Company is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned.

17.2         No order has been made nor petition presented or resolution passed for the winding-up or administration of any member of the Group or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors, and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and, so far as the Key Managers are aware, no events have occurred which, under applicable laws, would be reasonably likely to justify any such cases or proceedings.

17.3         No threat has been made against any member of the Group to:

(a)	present a petition for winding-up or administration of that member of the Group; or

(b)	convene a meeting of any member of the Group to consider a resolution to wind up that company.

17.4         So far as the Key Managers are aware, no step has been taken in relation to any member of the Group under the law relating to insolvency or the relief of debtors in any part of the world.

17.5         So far as the Key Managers are aware, no diligence, distress, execution or other process has been used or levied on any asset owned by any member of the Group.

17.6         No person has appointed an administrative or other receiver of the Group’s business or assets or any part of them.

17.7         No Target Company has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors.

18.       Competition

18.1         No Target Company is engaged in any agreement, arrangement, practices or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which that Target Company conducts business and, so far as the Key Managers are aware, no Director is engaged in any activity which would be an offence or infringement under any such Competition Law which could cause any Target Company to be in breach of Competition Law.

18.2         So far as the Key Managers are aware, no Target Company or Director (acting in such capacity) is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Target Company or Director, as appropriate, conducts business.

18.3         So far as the Key Managers are aware, no such investigation, inquiry or proceedings as mentioned in paragraph 18.3 have been threatened or are pending.

19.       Anti-Corruption and Sanctions

19.1         So far as the Key Managers are aware, no member of the Group nor any of its Associated Persons or former Associated Persons:

(a)
has, with respect to the Business, directly or indirectly, within the past five years given or agreed to give any gift or financial or other advantage to any customer or Governmental Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist the Company or any of its Subsidiaries in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage; or

(b)	is or has at any time engaged in any activity, practice or conduct which would or which would, be likely to, constitute or give rise to any offence under Anti-Bribery Law.

19.2         So far as the Key Managers are aware, no Associated Person of any member of the Group has bribed or attempted to bribe another person (within the meaning given in section

7(3) of the Bribery Act 2010) intending to win, obtain or retain business or any advantage in the conduct of business for the Company and/or any of the Subsidiaries.

19.3         No member of the Group nor any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer or potential customer, regarding any offence or alleged offence under Anti-Bribery Law, and, so far as the Key Managers are aware, no such investigation, enquiry or proceedings have been threatened, proposed or are pending and there are no grounds or circumstances which would or which would be likely to give rise to any such investigation, enquiry or proceedings.

19.4         The Data Room Documents include details of the Group’s policies, systems, controls and procedures:

(a)	designed to prevent it and its Associated Persons from violating any Anti-Bribery Law in the carrying on of the Business; and

(b)
for reporting a violation or suspected violation of Anti-Bribery Law and/or generally accepted standards of business ethics and conduct, and for ensuring that all such reports are fully investigated and acted upon appropriately.

19.5         Each Target Company requires its Service Providers to act in accordance with the requirements of applicable Anti-Bribery Law.

19.6         No Target Company is, or is owned or controlled by, any person or organization (i) located within, doing business or operating from, or affiliated with the government of, any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Law (a Sanctioned Territory), (ii) designated on the UK financial sanctions list maintained by HM Treasury or the OFAC list of “Specially Designated Nationals”, or (iii) otherwise targeted under any Economic Sanctions Law (any such person, a Sanctioned Person), and no officer, director, or holder of more than 10% of the equity interest in a Target Company is a Sanctioned Person.

19.7         No Target Company has, during the past 5 years, entered into any agreement, transaction, dealing or relationship in breach of any Economic Sanctions Law including  any agreement, transaction, dealing or relationship (i) with or for the benefit of any person targeted under any Economic Sanctions Law applicable to the Target Company (or involving any property of any such person) or (ii) involving any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law applicable to a Target Company.

19.8         So far as the Key Managers are aware, no Target Company, or any officer, director, or employee of any such person (acting in such capacity), that is (i) located in or operating from the United States, (ii) a US citizen or permanent resident, or (iii) organized under US law, has procured, assisted, approved, financed or facilitated any agreement, transaction, dealing or relationship entered into by any other person with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory.

Part B Employee Plan Warranties

20.       Employee Plans

20.1         The Disclosure Letter contains a correct and complete list of all material Employee Plans.  With respect to each such Employee Plan, the following documents have been provided to the Purchaser:

(a)	all documents embodying or governing any such Employee Plan;

(b)	any summaries or other descriptions of such Employee Plan provided to Employees; and

(c)	any insurance policy related to such Employee Plan.

20.2         Apart from the Pension Schemes, no member of the Group has any obligation to provide or contribute towards any pension, lump sum or similar benefit on or after retirement, death, disability or leaving service in respect of any of its Employees.  No proposal has been announced to any Employee or Former Employee about the introduction, continuance, increase or improvement of any such pension, lump sum or similar benefit. No member of the Group has any obligation or liability (actual or contingent, present or future) in respect of any historic participation in any defined benefit or final salary pension scheme. The Target Companies have no material direct or indirect, actual or contingent liability under Title IV of ERISA and no Employee Plan promises or provides post-employment life or health insurance benefits for any Employee, Former Employee or any beneficiary or dependent thereof.

20.3         All material particulars of the Pension Schemes have been Disclosed together with a full list of all Employees and Former Employees for whom current employer contributions are made under the Pension Schemes.

20.4         All employer contributions and other amounts due to and in respect of the Pension Schemes and all other Employee Plans have been paid when due.  All Employee Plans and the Pension Schemes are in compliance in all material respects with:

(a)	their terms; and

(b)	the requirements prescribed by applicable laws, rules and regulations.

20.5         The Pension Schemes have the benefit of all relevant tax and regulatory registrations and qualifications, as applicable, and so far as the Key Managers are aware, there is no reason why any such registrations or qualifications, as applicable, might be withdrawn.

20.6         In the last three years, apart from routine benefit claims, there have been no material claims outstanding or pending in relation to the Pension Schemes or in respect of the provision of any pension, lump sum or similar benefits by any member of the Group in relation to any of the Employees or Former Employees.  In the last three years, no material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) has been pending against or involved or, so far as the Key Managers are aware, threatened against or threatened to involve, any Employee Plan before any court or arbitrator or any governmental body or authority, including any tax or employment authority.

Part C Property Warranties

21.       Details

21.1         The Properties comprise all the land and premises, occupied, leased, subleased or used by any Target Company or in which any Target Company has a property interest, right or liability. No Target Company owns any real property.

21.2         The details relating to the Properties which are set out in Schedule 8 are true, complete (as to the matters specified therein) and accurate in all material respects.

21.3         So far as the Key Managers are aware, no Target Company is under any liability (actual or contingent) in respect of any obligation which it may have undertaken or failed to have taken as tenant, licensee, occupant, assignee or surety relating to the properties other than as Disclosed.

21.4         Neither the Company, nor any Subsidiaries, have given any guarantee or indemnity for any liability relating to any of the Properties or any other land or buildings.

22.       Title and Encumbrances

22.1         A member of the Group is the sole legal and beneficial owner of its interest in each of the Properties and has exclusive possession and occupation of all the Properties and no actual or conditional right of occupation, use or enjoyment of any Property has been acquired by any third party.

22.2         So far as the Key Managers are aware, no person has the right to enter upon any of the Properties except to the extent that any such right is reserved to the landlord under any of the Leases, or any such right is reserved under statutory authority or the common law applicable to the jurisdiction within which the relevant Property is situated.

22.3         So far as the Key Managers are aware, no person has any Encumbrance over any of the Properties or any relevant deeds or documents.

22.4         So far as the Key Managers are aware, all deeds and documents relevant to prove the relevant Target Company’s title to the Properties are in the possession of or under the control of such Target Company.

23.       Disputes

23.1         No member of the Group has any knowledge of or has given or received any notice of any material subsisting breaches or material non-observances of any obligation, covenant, condition or agreement on the part of either the landlord or any of the Target Companies contained in any of the Leases or otherwise affecting the Properties and no landlord has refused to accept rent.

23.2         There are no ongoing disputes, actions, litigation, suits, proceedings, arbitration, investigations or claims under any of the Leases in relation to any obligation, covenant, condition or agreement on the part of either the landlord, licensor (or the equivalent thereof) or any of the Target Companies contained in any of the Leases or in respect of the Properties generally.

24.       Statutory Compliance

24.1         No member of the Group has any knowledge of or has received any notices advising of breaches of planning conditions affecting the Properties or any other order, resolution or proposal for compulsory acquisition of any Property.

24.2         So far as the Key Managers are aware, no member of the Group has been notified that the current use of any of the Properties is not a permitted use.

24.3         So far as the Key Managers are aware, no member of the Group has received any notice of any breach of any statutory provisions affecting the Properties.

25.       Leases

25.1         The Leases comprise the whole lease documentation affecting the Properties, and, except as Disclosed, there are no side letters, back letters, rent deposits, waivers or any other documents or agreements waiving or altering the terms of the Leases.

25.2         There are no arrears of rent or other monies payable under the Leases and no sums in respect of the Leases have been:

(a)	set off or withheld; or

(b)	commuted, waived or paid in advance of the due date for payment.

25.3         There are no rent or licence fee reviews at any of the Properties in the course of being negotiated or determined.

25.4         So far as required under any Lease, landlord’s consent has been granted in respect of each alteration, improvement or extension of the Properties which has been carried out by or on behalf of any member of the Group.

25.5         So far as the Key Managers are aware, no application for landlord’s consent or approval under any of the Leases has been refused or is outstanding.

25.6         So far as the Key Managers are aware, no member of the Group is aware of any ongoing or planned major works or expenditure in relation to any of the Properties.

26.       Repair and Condition

26.1         The Properties are in reasonable repair and condition and fit for the purposes for which they are presently used.

Part D IP / IT

27.       IPR

27.1         No member of the Group owns any registered IPR and no IPR is the subject of an application for registration by any member of the Group anywhere in the world other than the registered trademarks and domain names details of which are referred to in the Disclosure Letter (the Registered IPRs). The details of the Registered IPRs as referred to in the Disclosure Letter are true, complete and accurate, and a member of the Group owns all legal and beneficial title to the Registered IPRs.

27.2         All fees due up to the date of this Deed and all other applicable statements or documents required to be filed up to the date of this Deed for the prosecution and maintenance of the Registered IPRs have been paid in full or filed, as applicable.

27.3         So far as the Key Managers are aware, none of the Registered IPR or other IPR owned by the Group is the subject of any proceeding, claim, opposition or attack in relation to validity, enforceability or revocability or in relation to the relevant member of the Group’s rights of ownership thereto.

27.4         All IPR owned, or purported to be owned, by the Group is:

(a)	solely and exclusively owned by a Target Company; and

(b)	owned free and clear of all Encumbrances.

27.5         Each member of the Group owns, or has a valid and enforceable license or right to use, and immediately after the Closing such member will continue to own, license or otherwise have a valid and enforceable right to use, all IPR used or held for use in, or otherwise necessary for, the conduct of its business as currently conducted.

27.6         Each member of the Group has taken commercially reasonable steps to maintain, enforce and protect its interest in any IPR owned by or licensed to such member.  The Group has taken commercially reasonable steps to maintain the confidentiality of all IPR the value of which to the Group is contingent upon maintaining the confidentiality thereof and no such IPR has been disclosed other than to employees, representatives, agents and customers (in the ordinary course of the Group’s business consistent with past practice) of the Group, all of whom are bound by written confidentiality agreements.

27.7         Except for licences as Disclosed, no member of the Group (a) licenses-in or uses any third party IPR that is material to the Business; or (b) licenses or sub-licenses any IPR out to any third party (other than for the IPR in the Group’s products and services supplied to customers, which is licensed to those customers on a non-exclusive basis pursuant to the contracts between those customers and the relevant member(s) of the Group entered into in the ordinary course of the Group’s business consistent with past practice) (Customer Contracts).  Except for those Customer Contracts which have been Disclosed, the Customer Contracts are on the Group’s standard terms in all material respects except for non-material differences to the Group’s standard terms.  So far as the Key Managers are aware, none of the parties to the licences as Disclosed or to the Customer Contracts is in material breach of its obligations thereunder and each such agreement is in full force and effect and binding on the parties thereto. In respect of licences or Customer Contracts which have not been Disclosed, none of the parties to those licences or Customer Contracts shall be entitled to terminate those licences or Customer Contracts by virtue of the acquisition of the Shares and/or Loan Notes or the performance of this Deed.

28.       IP Infringement

28.1         The conduct of the Business by the Group, including the provision of any products or services of any member of the Group, does not infringe, misappropriate, breach or make unauthorised use of the IPR of any third party and in the six year period prior to the date of this Deed has not infringed, misappropriated, breached or made unauthorised use of the IPR of any third party.  In the three years prior to the date of this Deed, no member of the Group has involved in any proceedings, or received any notification of any claims from any third party, in respect of any purported infringement, misappropriation, breach or unauthorised use of any third party IPR by a member of the Group.

28.2         So far as the Key Managers are aware, no third party is infringing, misappropriating, breaching or making unauthorised use of any IPR owned by a member of the Group and no third party is threatening to do so.  In the 36 months prior to the date of this Deed, no member of the Group has been involved in any proceedings, or sent any notification of any claims to any third party, in respect of any purported infringement, misappropriation breach or unauthorised use of any IPR by a third party.

29.       IT / Data Protection

29.1         The information technology assets, computer hardware and computer systems used or held for use by the Group (including software, peripherals, communication links and storage media) in the course of the Business (the Business Systems) are owned by or licensed or leased to, the Group and are sufficient for the conduct of the Group’s business as currently conducted.

29.2         In respect of the Business Systems, the Group has taken reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of the Business Systems (including any and all information, data and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. There have been no material breaches, defects, interruptions, corruptions or violations of the Business Systems (including any and all information, data and transactions stored or contained therein or transmitted thereby) in the three year period prior to the date of this Deed.  So far as the Key Managers are aware, the Group has in place reasonable:

(a)	security systems;

(b)	disaster recovery arrangements;

(c)	hardware and software support and maintenance arrangements; and

(d)	systems for taking and storing back-up copies of software and data.

29.3         The Group has taken reasonable steps and has in place reasonable systems to seek to ensure that the Business Systems are free of any viruses, worms, trojan horses or similar programs and no Key Manager has any knowledge of any viruses, worms, Trojan horses or similar programs contained in or affecting any of the Business Systems.

29.4         So far as the Key Managers are aware, except as Disclosed, none of the software owned by any member of the Group contains any software code that is licensed under any terms or conditions that require the Group to:

(a)	make available or distribute in source code form any owned software;

(b)	license any owned software for the purpose of making derivative works;

(c)	license any owned software under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or

(d)	require the Group to redistribute the owned software at no charge.

29.5         All information, data and transactions stored electronically and used by the Group which is material to the Business is capable of ready access through the Business Systems only by the relevant current employees of the Group and (to the extent authorised by a member of the Group pursuant to a Customer Contract) the Group’s current customers.

29.6         In the 36 months prior to the date of this Deed, the Business Systems have not failed in any material respect and the information, data and transactions that they process or store has not been corrupted or lost.

29.7         In the three year period prior to the date of this Deed, the Group has at all times materially complied with all applicable laws and regulations relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of their operations, and no claims have been asserted or threatened against any member of the Group by any third party alleging a violation of such person’s privacy, personal or confidentiality rights under any such applicable law or regulation.

Part E Tax Warranties

30.       Returns and Disputes

30.1         All returns, self-assessments, self-certificates, computations, accounts, notices, statements, reports, registrations and information which have been or should have been made or given by or on behalf of any Target Company for any taxation purpose (i) have been made or given within the requisite periods and were and remain correct and complete in all material respects and (ii) none of them is the subject of any dispute with (or appeal to) any Tax Authority.

30.2         No Tax Authority has in the last 3 years carried out or is at present conducting any review, audit, investigation or enquiry into the business or affairs of any Target Company (or any aspect thereof) and no Target Company has received any notice that any such review, audit or investigation or enquiry is to be initiated by any Tax Authority.

31.       Clearance and Consents

So far as the Key Managers are aware, no transaction has been effected in the six years ending on the date of this Deed by any Target Company in respect of which any consent or clearance from any Tax Authority was required or was sought (i) without such consent or clearance having been validly obtained before the transaction was effected, (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to the relevant consent or clearance, and (iii) otherwise than at a time when and in circumstances in which the relevant consent or clearance was valid and effective.

32.       Payment of and Liabilities for Taxation and Penalties

32.1         Each Target Company has paid all taxation which has become due and payable by it.

32.2         No Target Company has in the last 3 years paid or become liable to pay, any fine, penalty or interest to a Tax Authority.

33.       Accounts – provision for Taxation

33.1         All taxation which any Target Company may become liable to pay in respect of periods ended on or before the Accounts Date has been provided for in the Accounts.

33.2         Since the Accounts Date, no Target Company has been involved in any transaction which has given or will give rise to a liability to taxation (or which would have given or might give rise to such a liability but for the availability of any relief) other than taxation arising from transactions entered into it by it in the ordinary course of business.

33.3         Each Target Company has (where the time for submitting such has passed) submitted all claims, elections and disclaimers that have been assumed to be made for the purposes of, or that are required to be made by, the taxation provision in the Accounts.

34.       Residence

Each Target Company has at all times been and is currently resident for all taxation purposes in and only in the jurisdiction in which it is incorporated and has never, for any taxation purpose, been treated or regarded as resident, nor has it had a permanent establishment, in any other jurisdiction.

35.       Secondary Taxation Liabilities

So far as the Key Managers are aware, no Event has occurred pursuant to which any Target Company is, or will be, liable to pay, or make reimbursement or indemnity in respect of, or otherwise bear, any taxation (or amounts corresponding thereto) directly or primarily chargeable against or attributable to any other person in consequence of the failure by any other person to discharge that taxation, where such taxation relates to a profit, income or gain or any Event occurring prior to the date of this Deed.

36.       Close Company Matters

36.1         No Target Company is or has been a close investment holding company as defined in section 34 CTA 2010.

36.2         No distribution falling within section 1064 CTA 2010 has been made or agreed to be made by any Target Company within the last six years.

36.3         No Target Company has entered into any transaction, or made any loan or advance (which remains outstanding) or written off or released any debt, falling within any of sections 455, 459 and 460 CTA 2010.

37.       Distributions

Except as properly authorised and provided for in its audited accounts, no Target Company has made or been treated as having made any distribution during the last six years.

38.       Group Taxation

No Target Company has during the period of six years preceding the date of this Deed been a member of a group of companies (as defined for any taxation purpose) (other than solely with any other Target Company).

39.       Capital Allowances

So far as the Key Managers are aware, no balancing charge in respect of any capital allowances claimed or given would arise if any of the assets of any Target Company (or where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) were to be realised for a consideration equal to the book value thereof as shown in, or adopted for the purpose of, the Accounts, (or, in the case of any asset acquired since the Accounts Date, for a consideration equal to the consideration given for the acquisition) except to the extent that such balancing charge is fully provided for in the Accounts. In respect of jurisdictions outside the UK, this warranty shall apply mutatis mutandis to the clawback of a relief equivalent to capital allowances in that jurisdiction.

40.       Corporation Tax on Chargeable Gains

40.1         So far as the Key Managers are aware, if each of the assets of each Target Company included in the Accounts was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, no liability to corporation tax on chargeable gains (or equivalent tax in any other jurisdiction) not fully provided for in the Accounts would arise; and, for the purpose of determining such liability, there shall be disregarded any statutory right to make any election or claim and any relief and allowances available to any Target Company (other than amounts falling to be deducted under Section 38 TCGA and allowances given under Chapter IV of Part II TCGA and equivalent allowances and amounts in jurisdictions other than the UK).

40.2         So far as the Key Managers are aware, no claim has been made by any person under any of sections 23, 140, 140C, 152 to 158 (inclusive), 165, 175 or 247 TCGA 1992 or any other provision relating to taxation which would affect the amount of any gain or allowable loss which would, but for such claim, accrue or be treated as accruing on any disposal of any asset of any Target Company, or which has or will operate to postpone the payment of corporation tax on any such gain.

41.       Deductions from Payments

Each Target Company has complied in all material respects with all statutory provisions relating to taxation and requiring the deduction or withholding of taxation from any payment made by it and has properly accounted to the relevant Tax Authority for any such taxation which ought to have been accounted for (including accounting for any employers’ or employees’ national insurance contributions, or their equivalent in any jurisdiction other than the UK).

42.       Disguised Remuneration

No payments or loans have been made to, or any assets made available for or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of any Target Company by an employee benefit trust or other third party, falling within the provisions of Part 7A ITEPA 2003.

43.       Anti-avoidance Provisions

So far as the Key Managers are aware, no Target Company has in the six years ending on the date of this Deed been engaged in, or been a party to or otherwise involved in, any transaction or series of transactions or scheme or arrangement in respect of which it was advised in writing that the main purpose, or one of the main purposes, could be said to be the avoidance of, or deferral of or a reduction in the liability to, taxation or to account for any taxation.

44.       Value Added Tax (VAT)

Each Target Company:

(a)
is registered in the jurisdiction in which it is incorporated for the purposes of the legislation relating to VAT (or equivalent in non-UK jurisdictions) and has been so registered at all times that it has been required to be registered by the relevant legislation;

(b)	is not registered and is not required to be registered for the purposes of VAT (or any equivalent tax) in any jurisdiction other than that in which it is registered;

(c)	has at all times complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT (or equivalent in non-UK jurisdictions); and

(d)	has not been required by a Tax Authority to give security.

45.       Stamp Duty, Stamp Duty Reserve Tax and Stamp Duty Land Tax

45.1         So far as the Key Managers are aware, all documents to which any Target Company is a party and which establish or are necessary to establish any Target Company’s title to any asset owned or possessed by it have been duly stamped and (where appropriate) adjudicated (and, in respect of any jurisdiction other than UK, any applicable transfer taxation has been paid and any related formalities complied with).

45.2         So far as the Key Managers are aware, no Target Company is liable to pay or account for any stamp duty reserve tax and there is no conditional agreement within Section 87 Finance Act 1986 which could lead to any Target Company incurring such a liability.

45.3         So far as the Key Managers are aware, neither the entering into of this Deed nor Closing will result in the withdrawal of a stamp duty or stamp duty land tax relief (or, in respect of any jurisdiction other than UK, any applicable transfer taxation reliefs) which will affect any Target Company under any of Section 42 Finance Act 1930, Section 76 Finance Act 1986 or Schedule 7 Finance Act 2003 (or equivalent legislation in respect of any jurisdiction other than UK).

46.       Loan Relationships

So far as the Key Managers are aware, in respect of every loan relationship (as defined by section 302 CTA 2009) to which each Target Company is a party, each Target Company is entitled to bring all interest, discounts and premiums it pays into account as a debit for the purposes of Part 5 CTA 2009 at the time and to the extent such are recognised in its statutory accounts.

47.       Transfer Pricing

So far as the Key Managers are aware, all transactions between any Target Companies have been and are on fully arm’s length terms.  So far as the Key Managers are aware, there are no circumstances which could cause any Tax Authority to make any adjustment for taxation purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or required to be made by any Tax Authority.

48.       Administration

So far as the Key Managers are aware, no Tax Authority has operated or agreed to operate any ongoing special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the calculation of taxation by any Target Company.

49.       U.S. Tax Entity Status

The Disclosure Letter sets forth the status, for U.S. federal income tax purposes, of each of the Company and the Subsidiaries as a corporation, partnership, or disregarded entity.  With respect to each of the Company and the Subsidiaries that is a partnership or disregarded entity for such purposes, a valid election on U.S. Internal Revenue Service Form 8832 was timely filed with the U.S. Internal Revenue Service electing such status, effective as of the date of formation of such entity.  The Data Room Documents include a copy of each such election.

50.       Completion

Neither the execution nor completion of this Deed will result in any asset or liability being deemed to have been disposed of or realised by any Target Company for taxation purposes or will result in the clawback of any relief previously given.

Schedule 7
Limitations on Liability

1.	Limitation on quantum and general

1.1	Save in the case of fraud, including fraudulent concealment by the relevant Key Manager:

(a)
the Purchaser shall not be entitled to damages or other payment in respect of any individual Claim (or series of related Claims with respect to related facts or circumstances) brought against the Key Managers:

(i)	which has a value less than £250,000; or

(ii)
unless and until the aggregate amount of all such Claims for which the Key Managers are liable under sub-paragraph (e) below (taking no account of those claims referred to in (i) above) exceeds £5 million but once the aggregate amount of all such Claims has exceeded such sum, the Key Managers shall be liable under the Business Warranties in respect of the full amount of all such Claims and not only the amount by which such sum is exceeded, for the purposes of establishing whether any Claim falls to be notified under paragraph 2 below, all amounts available for set off or otherwise liable to be deducted from the amount of such Claim by virtue of the operation of the subsequent paragraphs of this Schedule shall first be taken into account in order to determine whether the amount of the Claim exceeds the thresholds in this sub-paragraph (a);

(b)
the aggregate amount of liability of the Key Managers for all Claims shall not exceed the amount standing to the credit of the Escrow Account from time to time and the Escrow Account shall be the sole recourse of the Purchaser in respect of Claims. Once the amount standing to the credit of the Escrow Account is exhausted or released in accordance with the terms of this Deed, the Key Managers shall have no further liability in respect of any Claim;

(c)
any payment made in respect of a Claim that has been Determined shall be made from the Escrow Account and the Key Managers shall have no liability to pay or to contribute to any Claim beyond the amount standing to the credit of the Escrow Account from time to time;

(d)	the Key Managers shall not be liable for any Claim to the extent the fact, matter, event or circumstance giving rise to such Claim is Disclosed;

(e)
the relevant Key Manager shall not be liable to make any payment in respect of a Claim nor shall the Purchaser exercise any right of set-off or counterclaim against or otherwise withhold payment of any sums stated to be payable by the Purchaser to the Key Manager in respect of a Business Warranty unless and until the liability of the Key Manager, as the case may be, has been adjudged payable in legal or arbitration proceedings or agreed;

(f)	each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule;

(g)	nothing in this Deed shall or shall be deemed to relieve or abrogate the Purchaser of any common law duty to mitigate any loss or damage;

(h)	the Purchaser agrees that rescission shall not be available as a remedy for any breach of this Deed and agrees not to claim that remedy; and

(i)	the only Business Warranties given:

(i)
in respect of the Employees, Employee Plans, Pension Schemes and Employee Share Schemes are those contained in Part B of Schedule 6 and in paragraphs 4.1(h) and 9 of Part A of Schedule 6 and none of the other Business Warranties shall be or shall be deemed to be, whether directly or indirectly, a Business Warranty in respect of the Employees, Employee Plans, Pension Schemes and Employee Share Schemes and the Purchaser acknowledges and agrees that the Key Managers make no other Business Warranty as to the Employees, Employee Plans, Pension Schemes and Employee Share Schemes;

(ii)
in respect of the Properties or matters relating to real property are those contained in Part C of Schedule 6 and none of the other Business Warranties shall or shall be deemed to be, whether directly or indirectly, a Business Warranty in respect of the Properties and the Purchaser acknowledges and agrees that the Key Managers make no other Business Warranty as to the Properties or matters relating to real property;

(iii)
in respect of environmental and health and safety matters are those contained in paragraph 12 of Part A of Schedule 6 and none of the other Business Warranties shall or shall be deemed to be, whether directly or indirectly, a Business Warranty in respect of the Properties and the Purchaser acknowledges and agrees that the Key Managers make no other Business Warranty as to environmental and health and safety matters;

(iv)
in respect of the IPR and the Business Systems are those contained in 4.1(a), 4.1(b), 4.1(c), 10.1, 10.2, 10.3, 15 and 16 of Part A of Schedule 6 and Part D of Schedule 6 and none of the other Business Warranties shall or shall be deemed to be, whether directly or indirectly, a Business Warranty in respect of IPR and the Business Systems and the Purchaser acknowledges and agrees that the Key Managers make no other Business Warranty as to IPR and the Business Systems; and

(v)
in respect of Tax are those contained in paragraphs 9.7 and 9.8 of Part A, paragraphs 20.4, 20.5 and 20.6 of Part B and Part E of Schedule 6 and none of the other Business Warranties shall or shall be deemed to be, whether directly or indirectly, a Business Warranty in respect of Tax and the Purchaser acknowledges and agrees that the Key Managers make no other Business Warranty as to Tax.

2.	Time limits for bringing claims

2.1	Save in the case of any claim or action based upon fraud, including fraudulent concealment by the relevant Key Manager:

(a)
no Claim shall be brought against a Key Manager unless the Purchaser shall have given to the Key Managers written notice of such Claim in accordance with clause 10.4(a), provided that, subject to sub-paragraph 2.1(b) below, the liability of the Key Managers in respect of such Claim shall absolutely cease (if such Claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such Claim shall not have been commenced within six months of the service of such notice or, where such Claim is based upon what at the time of service of the notice is a contingent liability or a liability that is incapable of being quantified, the earlier of:

(i)	the date falling six months from such claim ceasing to be contingent or incapable of being quantified; and

(ii)	the date following 24 months after the Closing Date,

and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Key Managers; and

(b)
if the Purchaser becomes aware of any matter or circumstance that is reasonably likely to give rise to a Claim in respect of the Business Warranties, the Purchaser shall, within 10 Business Days after becoming so aware, give a written notice to the Key Managers containing the details specified in sub-paragraph 2.1(a) above.

3.	No liability for contingent or non-quantifiable claims

If any Claim arises by reason of some liability and, at the time such Claim is notified to the Key Managers, such liability is contingent only or otherwise not capable of being quantified, then the Investor and the Individual Sellers’ Representative shall not be under any obligation to issue joint written instructions to the Escrow Agent to pay from the Escrow Account to the Purchaser an amount equal to such Claim out of the Escrow Account unless and until such liability ceases to be contingent or becomes capable of being quantified.  For the avoidance of doubt, the fact that the liability may not have become an actual liability prior to the expiration of the Warranty Escrow Period shall not exonerate the Key Managers in respect of any such Claim properly notified before that date.

4.	No liability for indirect and consequential losses

The Key Managers shall not, in any circumstances, have any liability to the Purchaser for any indirect or consequential loss arising out of or in connection with a Claim, whether actual or prospective.

5.	Insurance

The Key Managers shall not be liable for any Claim to the extent that the amount of such Claim is covered by a policy of insurance and the amount is recovered or received by the Purchaser.

6.	Third party claims

6.1
Upon the Purchaser or any member of the Purchaser Group becoming aware of any claim, action or demand against it likely to give rise to any Claim then the Purchaser shall and shall procure that the appropriate member of the Purchaser Group shall, subject to sub-paragraph 6.1(d) of this Schedule 7:

(a)
notify the relevant Key Managers as soon as reasonably practicable after the Purchaser becomes aware that such claim may give rise to a Claim by written notice containing reasonable details of the Claim as may be known to the Purchaser;

(b)
subject to the Key Managers indemnifying the Purchaser or the relevant member of the Purchaser Group against any liability, cost, damage or expense which may be properly incurred thereby (but without thereby implying any admission of liability on the part of the Key Managers), promptly take such reasonable action and give such reasonable information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Key Managers and its professional advisers as the Key Managers may reasonably request on reasonable notice and the Key Managers shall be entitled to require the relevant member of the Purchaser Group to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(c)
at the request of the Key Managers, subject to the indemnity in sub-paragraph 6.1(b), allow the Key Managers to take the sole conduct of such actions as the Key Managers may deem appropriate in connection with any such claim in the name of the Purchaser or any relevant member of the Purchaser Group and in that regard the Purchaser shall give or cause to be given to the Key Managers all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisors as the Key Managers may nominate to act on behalf of the Purchaser or any relevant member of the Purchaser Group, as appropriate, but to act in accordance with the Key Managers’ instructions;

(d)	make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Key Managers (such consent not to be unreasonably withheld or delayed); and

(e)	take reasonable action to mitigate any loss suffered by it or any member of the Purchaser Group in respect of which a Claim could be made.

6.2	Where sole conduct of a Third Party Claim is taken by the Key Managers in accordance with paragraph 6.1(c) above:

(a)
the Key Managers shall keep the Purchaser fully and properly informed of the Third Party Claim, shall consult with the Purchaser on any matter which is or likely to be material in relation to the Third Party Claim and shall take account of all reasonable requirements of the Purchaser in relation to such Third Party Claim; and

(b)
the Key Managers shall not make any settlement or compromise of the Third Party Claim, or agree to any matter in the conduct of the Third Party Claim which may materially affect the amount of the liability in connection with such Third Party Claim without the prior approval of the Purchaser (such approval not to be unreasonably withheld or delayed) and provided always that, in the event of the Purchaser refusing approval of such settlement or compromise, the Key Managers shall have no liability in respect of any Claim arising therefrom in excess of the figure at which they could have settled or compromised the Third Party Claim and the Purchaser shall be liable for any costs incurred since the proposed date of settlement or compromise.

6.3
If the Key Managers do not request the Purchaser or a member of the Purchaser Group to take action pursuant to sub-paragraph 6.1(b), or fails to indemnify and secure the Purchaser or a relevant member of the Purchaser Group in accordance with sub-paragraph 6.1(b), within 10 days of a written notice to the Key Managers pursuant to sub-paragraph 6.1(a), the Purchaser or the relevant member of the Purchaser Group shall be free to pay or settle the claim on such terms as it may in its absolute discretion think fit.

6.4
Nothing in this paragraph 6 shall permit the Key Managers to take or omit to take, or require the Purchaser or any members of the Purchaser Group to take or omit to take, any action in relation to any claim, action or demand involving a third party which, in the reasonably held opinion of the Purchaser, is or is likely to be materially prejudicial to the financial position or regulatory position of the business of the Purchaser or the Purchaser Group.

6.5
Without prejudice to the liability of the Key Managers under this Deed, the Purchaser or any member of the Purchaser Group shall not be obliged to take or procure the taking of any action under this paragraph 6, and the Key Managers shall not be entitled to take any action under this paragraph 6, in respect of any Claim if the action requested or proposed to be taken by the Key Managers is likely to have, in the reasonably held opinion of the Purchaser, a material adverse effect on the liability of the Purchaser or the Purchaser Group to tax or on the relationship of any of them with a Tax Authority.

7.	No liability if loss is otherwise compensated for and remediable claims

7.1
No liability shall attach to the relevant Key Manager by reason of any breach of any of the Business Warranties to the extent that the same loss has been recovered by the Purchaser under any other Business Warranty or term of this Deed or any other document entered into pursuant hereto and accordingly the Purchaser may only recover once in respect of the same loss.

7.2
The relevant Key Manager shall not be liable for breach of any of the Business Warranties to the extent that the subject of the Claim has been or is made good or is otherwise compensated for without cost to the Purchaser or any other member of the Purchaser Group.

7.3
The relevant Key Manager shall not be liable for any Claim to the extent that the fact, matter, event or circumstance giving rise to such Claim is remediable and is remedied by or at the expense of the relevant Key Manager within 15 Business Days of the date on which written notice of such Claim is given to the relevant Key Manager.

8.	Recovery from third parties

8.1
If an amount is released to the Purchaser from the Escrow Account in respect of a Claim and the Purchaser, or any member of the Purchaser Group, subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to such Claim, the Purchaser shall pay to the Escrow Account (or, if after the Warranty Release Date, the Sellers’ Lawyers Client Account) an amount equal to the lesser of:

(a)	the amount recovered from the third party (net of taxation and less any reasonable costs of recovery); and

(b)	the amount previously paid from the Escrow Account to the Purchaser.

8.2
If the Key Managers at any time pay to the Purchaser an amount pursuant to a Claim and the Purchaser or any member of the Purchaser's Group is or becomes entitled to recover from a third party any sum in respect of the matter giving rise to such Claim, the Purchaser shall take, or procure that there is taken, all reasonable steps to enforce such recovery.

9.	Purchaser’s knowledge

The Purchaser shall not be entitled to make a Claim if and to the extent that the facts or circumstances giving rise to the Claim are within the actual knowledge of the Purchaser or a member of the Purchaser Group at the date of this Deed, whether as a result of its investigation of the Target Companies or otherwise (and for these purposes, the actual knowledge of the Purchaser shall be deemed to include the actual knowledge of Scott Stephenson, Mark Anquillare, Vince McCarthy, Kenneth Thompson, Thomas Wong, Joshua Bedell, Eva Huston, Perry Rotella, Eric Schneider, Glenn McConnell, Dave Grover, Rob Kaman or David Cohen).

10.	Acts of Purchaser

10.1	No Claim shall be brought to the extent that such Claim is attributable to:

(a)
a failure by the Purchaser or any member of the Purchaser Group to act in accordance with the reasonable request or directions of the Key Managers pursuant to the provisions of paragraph 6 of this Schedule 7 in respect of any liability or prospective liability;

(b)
any voluntary act, omission, transaction, or arrangement carried out at the written request of or with the written consent of the Purchaser or any member of the Purchaser Group before Closing or under the terms of this Deed;

(c)
any voluntary act, omission, transaction, or arrangement (other than an act, omission, transaction or arrangement in the ordinary course of business or in compliance with or pursuant to any contractual or legal obligation to which the Purchaser, the relevant person or the relevant member of the Purchaser’s Group is subject on or before Closing) carried out by the Purchaser or on its behalf or by persons deriving title from the Purchaser or by a member of the Purchaser Group on or after Closing; or

(d)
any admission of liability made in breach of the provisions of this Schedule after the date hereof by the Purchaser or on its behalf or by persons deriving title from the Purchaser or by a member of the Purchaser Group on or after Closing.

10.2
The relevant Key Manager shall not be liable for any breach of any Business Warranty which would not have arisen but for any reorganisation (including a cessation of the whole or part of any trade) or change in ownership of any member of the Purchaser Group after Closing or change in any accounting basis on which any member of the Purchaser Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser Group which is different from that adopted or used in the preparation of the Accounts.

11.	The Accounts

No matter shall be the subject of a Claim to the extent that a specific disclosure, allowance, provision or reserve in respect of such matter shall have been made in the Accounts.

12.	Future legislations

No matter shall be the subject of a Claim to the extent that liability for such breach occurs or is increased directly as a result of:

(a)	any legislation not in force on or prior to the date of this Deed; or

(b)
the withdrawal of any extra-statutory concession or other formal agreement or arrangement currently granted by or made with any Governmental Entity or Tax Authority (whether or not having the force of law); or

(c)	changes in the rates of taxation in force at the date of this Deed; or

(d)	any change after the date of this Deed of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities.

Schedule 10
Definitions and Interpretation

1.	Definitions

In this Deed, the following words and expressions shall have the following meanings:

2012 Accounts has the meaning given to it in paragraph 2.1 of Schedule 6;

2013 Accounts has the meaning given to it in paragraph 2.1 of Schedule 6;

2014 Accounts has the meaning given to it in paragraph 2.1 of Schedule 6;

Accepting Remaining Shareholders has the meaning given to it in paragraph 4 Schedule 2;

Accounts means the audited consolidated accounts of the Group as at and for the year ended on the Accounts Date;

Accounts Date means 31 December 2014;

Additional Loan Note Price shall be an incremental amount accruing on the Investor Strip Loan Notes or Employee Strip Loan Notes (as applicable) in accordance with the terms of the Investor Strip Loan Note Instrument or Employee Strip Loan Note Instrument (which, for the avoidance of doubt, accrues from day to day, on the basis of a 365 day year, at a rate of 12.5 per cent. per annum and capitalises on 2 August each year) from and excluding the Accounts Date until the Closing Date (provided that if the Closing Date is after 2 August 2015, the incremental amount accrued to such date from 2 August 2014 shall be capitalised and an incremental amount shall accrue on such capitalised amount in accordance with the terms of the Investor Strip Loan Note Instrument or Employee Strip Loan Note Instrument (as applicable));

Additional Ordinary Share Price shall be a reduction of £46,511.55 per day on the amount of the Initial Ordinary Share Price from and excluding the Accounts Date to and including the Closing Date;

Additional Preference Share Price shall be an incremental amount accruing on the Preference Shares in accordance with its dividend right (which, for the avoidance of doubt, accrues at a rate of 12.5 per cent. per annum) from and excluding the Accounts Date until the Closing Date (provided that if the Closing Date is after 2 August 2015, the incremental amount accrued to such date shall be capitalised and an incremental amount shall accrue on such capitalised amount in accordance with the Preference Shares dividend right);

Affiliate means:

(a)
in the case of a person, other than the Investor, which is a body corporate, any subsidiary or parent company of that person and any subsidiary of any such parent company, in each case from time to time;

(b)
in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler;

(c)
in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership;

(d)	in the case of the Investor, the funds managed and/or advised by Hellman & Friedman LLC;

(e)	any Affiliate (within the meaning of the other paragraphs of this definition) of any person in paragraphs (a) to (c) above;

Aggregate Ordinary Share Proportion shall, in respect of each Seller, equal the proportion that the aggregate number of Ordinary Shares held by that Seller bears to the aggregate number of all the shares in the capital of the Company (other than the Preference Shares);

Agreed Form means, in relation to a document, the form of that document which has been initialled on or after the date of this Deed for the purpose of identification by or on behalf of the Sellers and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Sellers and the Purchaser);

Anti-Bribery Law means any law, rule or regulation that relates to bribery or corruption, including the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, in each case as amended, re-enacted or replaced from time to time;

Approvals has the meaning given to it in paragraph 14 of Schedule 6;

Articles means the articles of association of the Company in force as at the date of this Deed;

Asset Registers has the meaning given to it in paragraph 5.1 of Schedule 6;

Associated Person means in relation to a company, a person (including an employee, agent, consultant, director or subsidiary) who performs or has performed services for or on that company’s behalf;

August Loan Notes means those 12.5 per cent. employee strip fixed rate unsecured loan notes 2022 issued by Nugent 2 pursuant to the Employee Strip Loan Note Instrument, and acquired by certain Sellers, on 2 August 2012, being sold pursuant to this Deed as set out opposite the name of the relevant Individual Seller in column 6 of Part B of Schedule 1;

Beneficial Holders means Philip Marshall and Agnes Marshall, details of whom are set out in Part B of Schedule 1;

Borrower means H&F Nugent Lux Debtco S.à r.l.;

Business means the business carried on by the Group as at the date of this Deed;

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales or the United States of America on which banks are open in London and New York for general commercial business;

Business Systems has the meaning given to it in paragraph 29.1 of Schedule 6;

Business Warranties means the warranties contained in Schedule 6;

Claim means any claim for breach of the Business Warranties;

Closing means completion of the sale and purchase of the Shares and the Loan Notes in accordance with the provisions of this Deed;

Closing Date has the meaning given to it in clause 7.1;

Code means the U.S. Internal Revenue Code of 1986, as amended;

Collective Bargaining Agreement means any collective bargaining agreement, works council agreement or other contract with any labour organization, union or association in respect of Employees;

Commitment Letter means the commitment letter dated as of the date of this Deed between the Parent Company, as the borrower, Bank of America, N.A., as the administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as lead arrangers;

Companies Act means the Companies Act 2006 (as amended);

Company means H&F Nugent 1 Limited, a company incorporated under the laws of Scotland with company number SC427101 and whose registered office is at 16 Charlotte Square, Edinburgh EH2 4DF;

Competition Law means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

Compulsory Purchase Mechanism means the compulsory purchase mechanism contained in article 9.2 of the Articles;

Compulsory Purchase Notice means a notice to be issued in relation to the operation of the Compulsory Purchase Mechanism, in the Agreed Form;

Condition means the condition to Closing as set out in clause 5.1;

Confidential Information has the meaning given to it in clause 20.1;

Connected Persons has the meaning given to it in clause 28;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

C Share Bonus Scheme means:

(a)	the “C Share Bonus Scheme” as defined in the letter of recommendation between the trustee of the EBT and Company dated 4 March 2015 which has been Disclosed; and

(b)	a bonus arrangement put in place between a Target Company and Neal Benedict in lieu of him becoming the beneficial owner of 50,000 C shares in the capital of the Company which has been Disclosed;

Current Report on Form 8-K means the current report on Form 8-K which the Purchaser is required to file pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act 1934 (as amended);

Customer Contracts has the meaning given to it in paragraph 27.7 of Schedule 6;

Data Room means the online data room hosted by EMC Corporation (at www.eroom.net) on behalf of the Company, access to which has been made available to the Purchaser, as it existed on 6 March 2015;

Data Room Documents means the documents, agreements, contracts and other information contained in the Data Room at 12 noon (London time) on 6 March 2015, an index of which is annexed to the Disclosure Letter and copies of which are stored on the DVD disc signed or initialled by, or on behalf of, the Purchaser and the Key Managers at the date of this Deed for the purposes of identification;

December Loan Notes means those 12.5 per cent. employee strip fixed rate unsecured loan notes 2022 issued by Nugent 2 pursuant to the Employee Strip Loan Note Instrument and acquired by certain Sellers, on 7 December 2012, being sold pursuant to this Deed as set out opposite the name of the relevant Individual Seller in column 8 of Part B of Schedule 1;

Deed of Non-Solicitation means the deed of non-solicitation to be entered into on or around the date of this Deed between Hellman & Friedman LLC, certain funds managed and/or advised by Charterhouse Capital Partners LLP and the Purchaser;

Default Interest means interest at LIBOR plus 10 per cent.;

Deloitte UK means Deloitte LLP, in its capacity as auditor of the Target Companies;

Determined has the meaning given to it in clause 10.5;

Director means any current director of any Target Company;

Disclosed means any fact, matter, event or circumstance fairly disclosed in or under this Deed, the Disclosure Letter, any other Transaction Documents in the Agreed Form as at the date of this Deed and/or the Data Room Documents, in any case with sufficient details to enable a reasonable purchaser to identify,  the nature and scope of the fact, matter, event or circumstance in question;

Disclosure Letter means the letter in the agreed form of the same date as this Deed and the documents annexed thereto from the Key Managers to the Purchaser relating to the Warranties;

EBT means Barclays Wealth Trustees (Guernsey) Limited (as trustee of the Balmoral Employee Share Trust);

Economic Sanctions Law means:

(a)
the US International Emergency Economic Powers Act of 1977, as amended, the US Trading with the Enemy Act of 1917, as amended, and any US executive order issued thereunder and in effect from time to time;

(b)	the US Iran Sanctions Act of 1996, the US Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, and any implementing regulations thereof;

(c)	the foreign assets control regulations codified at Title 31, Subtitle B, Chapter V of the U.S. Code of Federal Regulations, as amended, and any other enabling legislation thereof; and

(d)
any economic or financial sanctions administered by the United Nations Security Council or any sanctions committee thereof, the European Union or any member state thereof, the Asset Freezing Unit of Her Majesty’s Treasury, or any other relevant national economic sanctions authority;

Employee means any current employee of any Target Company;

Employee Plan means any plan, program, agreement, arrangement, scheme or policy that relates to any compensation, benefits, incentives or insurance that any Target Company is contractually bound to provide, or through custom or practice provides, to any Employee or Director (or Former Employee to the extent the Target Company has any ongoing obligations or liabilities with respect to such plan, program, agreement, arrangement, scheme or policy) or for which any Target Company has any direct liability;

Employee Share Scheme means any plan, program scheme, or arrangement, each of which is listed in the Disclosure Letter, pursuant to which equity or equity-based securities or instruments of any Target Company or debt or debt-based securities or instruments of any Target Company have been granted, issued or sold to Employees, Directors, Former Employees or Individual Contractors, including the Employee Strip Loan Notes and the Ex-Employee Loan Notes and any contracts or governing documentation setting forth the rules and other terms and conditions of such securities or instruments;

Employee Strip Loan Note Instrument means the loan note instrument dated 30 July 2012 constituting the 12.5 per cent. employee strip fixed rate unsecured loan notes 2022 issued by Nugent 2 (as amended from time to time);

Employee Strip Loan Notes means the 12.5 per cent. employee strip fixed rate unsecured loan notes 2022 issued by Nugent 2 pursuant to the Employee Strip Loan Note Instrument, a principal amount of £78,764,307.22 of which are presently in issue (excluding any capitalised interest);

Employment Legislation means any law or any legally binding rule or regulation applying in any applicable jurisdiction affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such law or any legally binding rule or regulation, and any claim arising under European treaty provisions or directives enforceable against the Company or any of the Subsidiaries by any Employee or Former Employee;

Encumbrance means any charge, mortgage, pledge, security interest, quasi-security interest, lien, option, right of pre-emption, equity, power of sale, right of set-off, hypothecation or other analogous third party right, agreement or arrangement having a similar effect (but excluding any such right created by the Articles or by operation of law);

Environment means:

(a)
all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including surface or ground water, water in pipes, drainage or sewerage systems) and/or land; and

(b)	any living organisms (including human beings) or systems supported by all or any of those media;

Environmental Law means all or any international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative law), together with all subordinate legislation, codes of practice, guidance notes, circulars, decisions, decrees, ordinances, regulations, orders, by-laws and judgments having legal effect or status relating to the protection of human health or the Environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Hazardous Substances;

Environmental Licence means any permit, licence, authorisation, consent or other approval required by any Environmental Law for the conduct of the Business or the occupation of the Properties or any activities or operations carried out by any Target Company;

Escrow Account means the account established to hold (and holding) the contribution to be made into escrow by, or on behalf of, the Sellers in connection with this Deed and the Escrow Agreement;

Escrow Agent means Bank of America Merrill Lynch or such other escrow agent as may be agreed by the Investor, the Individual Sellers’ Representative and the Purchaser;

Escrow Agreement means the agreement in the Agreed Form between the Investor, the Individual Sellers’ Representative, the Purchaser and the Escrow Agent setting out the terms of operation of the Escrow Account;

Escrow Amount means £50 million (being the total of the Investor SPA Escrow Amount, Managers Escrow Amount and the Secondary SPA Escrow Amount);

Event includes any act or transaction (including any of such matters provided for hereunder);

ERISA means the U.S. Employee Retirement Income Security Act of 1974, as amended;

Exchange Rate means £1:US$1.5129;

Ex-Employee Loan Note Holder means each holder of Ex-Employee Loan Notes;

Ex-Employee Loan Notes means the loan notes issued by Nugent 2 pursuant to the Employee Strip Loan Note Instrument and held by Simon Cox, Michael Fell, Phani Gadde, Susan Gearing, Andy Hilditch, Asish Mohanty, Amanda Ricketts, Calum Ricketts, Catherine Ricketts, Euan Ricketts, Malcolm Ricketts, Megan Ricketts, Aislinn F Ryan, Declan Ryan, Niamh M Ryan, Orla R Ryan, Rosemary EF Ryan, Christopher Scullion, Clare Scullion, Luke Scullion, Nicholas Scullion, Sean Scullion, Steven Scullion, Matt Wall, Colin Weddell, Colin Andrew Weddell, Helen Weddell, Zoe Weddell, Pat McDonald, Sylvie Casserly, Guy Dingle, Akiko Maruyama and Anthony Smyth;

Ex-Employee Loan Note Price means the amount in pounds sterling required to redeem the Ex-Employee Loan Notes in full on the Closing Date, including their respective principal amounts and all interest accrued and unpaid up to and including the Closing Date;

Ex-Employee Redemption Notice means a notice (together with its enclosures) from Nugent 2 relating to the redemption of the Ex-Employee Loan Notes (which will be conditional on Closing) in the Agreed Form;

Facilities means the facilities provided to the Borrower under the Facilities Agreements;

Facilities Agreements means the Mezzanine Facilities Agreement and the Senior Facilities Agreement;

Facilities Redemption Amount means the aggregate amount (expressed in pounds sterling) of:

(a)
all borrowings outstanding and unpaid by any Target Company under the Facilities Agreements as at opening of business in London on the Closing Date, including all amounts of then outstanding and unpaid principal and accrued interest thereon (if any) and any amounts outstanding relating to guarantees, letters of credit or other non-cash utilisations; and

(b)
any other amount which is, or will, as a result of repayment in accordance with clause 7.3 become due and payable by any Target Company under the Facilities Agreements including any break costs and/or repayment or prepayment fees and/or costs arising as a result of the repayment and cancellation of such Facilities in accordance with clause 7.3;

Fee Letter means the redacted fee letter dated as of the date of this Deed between the Parent Company, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. in connection with the Commitment Letter;

Financial Debt means all borrowings and other indebtedness by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, together with forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments;

Financing Sources means the persons that at any time commit to provide or otherwise enter into agreements in connection with the Purchaser Financing Agreements, or alternative financings in connection with the transactions contemplated by this Deed and/or the Transaction Documents, and any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Purchaser Financing Agreements and their successors and assigns;

Former Employee means any former employee of any Target Company;

Fundamental Warranties has the meaning given to it in clause 8.1;

Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

Government Official means:

(a)	any official, employee or representative of, or any other person acting in an official capacity for or on behalf of:

(i)	any Governmental Entity, including any entity owned or controlled thereby;

(ii)	any political party or political candidate; or

(iii)	any public international organisation; and

(b)	any candidate for political office or any person acting on his or her behalf;

Group means the Company and the Subsidiaries;

Hazardous Substances means any natural or artificial substance (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism supported by the Environment, or damaging the Environment or public health or welfare, including but not limited to any controlled, hazardous, toxic or dangerous waste;

HSR Act means the Hart Scott Rodino Antitrust Improvements Act of 1976;

IFRS means the International Financial Reporting Standards as issued by the International Accounting Standards Board;

Individual Contractor means any individual independent contractor of any Target Company;

Individual Sellers means the Sellers (other than the Investor), details of which are set out in Part B of Schedule 1;

Individual Sellers’ Representative means Stephen Halliday;

Initial August Loan Note Price means £9,079,295.57;

Initial December Loan Note Price means £1,959,966.97;

Initial Employee Loan Note Price means £11,039,262.54, being the aggregate of the Initial August Loan Note Price and the Initial December Loan Note Price;

Initial Investor Loan Note Price means £440,976,151.39;

Initial Ordinary Share Price means £445,786,889 save that if the Closing Date is on or after 2 August 2015, it means £452,250,826.59;

Initial Preference Share Price means £1,050,883.06;

Investor means H&F Nugent Lux Holdco S.à r.l., a société à responsabilité limitée under Luxembourg law, with registered office at 5 rue Guillaume Kroll L-1882 Luxembourg and registered with the Registre de Commerce et des Société of Luxembourg under number B 170032;

Investor’s Bank Account: means the bank account of the Investor as notified in writing by the Investor to the Purchaser;

Investor Directors means each of Patrick Healy, Blake Kleinman and Leonora Saurel;

Investor Presentation means any investor presentation to be made by the Purchaser in connection with the Proposed Transaction;

Investor Price means the portion of the Price payable to the Investor and attributable to the Shares and Loan Notes held by the Investor and set out in Part A of Schedule 1 (being the aggregate of the Net Investor Price, Investor Retained Costs and the Investor SPA Escrow Amount);

Investor Retained Costs means £750,000;

Investor SPA Escrow Amount means £35,332,554.49;

Investor Strip Loan Notes means the 12.5 per cent. investor strip fixed rate unsecured loan notes 2022 issued by Nugent 2 pursuant to the Investor Strip Loan Note Instrument, a principal amount of £331,293,635.69 of which are presently in issue (excluding any capitalised interest);

Investor Strip Loan Note Instrument means the loan note instrument dated 30 July 2012 constituting the 12.5 per cent. investor strip fixed rate unsecured loan notes 2022 issued by Nugent 2 (as amended from time to time);

IPR means any and all intellectual property or similar proprietary rights throughout the world, including all patents, patent applications, registered and unregistered trademarks, domain names, registered and unregistered designs and applications and the right to apply for any of the foregoing, registered and unregistered copyrights, neighbouring rights, design rights, topography rights, data and database rights, utility model rights, rights in the nature of copyright, rights in trade names and marks, trade secrets, know-how, proprietary and confidential information and inventions and all other industrial, commercial and intellectual property rights and all other rights or forms of protection having equivalent or similar effect to any of the foregoing arising anywhere in the world;

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

Key Managers means Stephen Halliday and Phillip Marshall, details of whom are set out in Part B of Schedule 1;

Leakage means in each case to, or on behalf of, or for the benefit of any Seller or any of its Affiliates:

(a)
any dividend or distribution (whether in cash or in kind) or any return of capital (whether by reduction of capital or redemption or purchase of shares) or any bonus or other payment of any nature from any Target Company;

(b)
any fees (including directors’ fees or monitoring fees or management fees or Transaction Costs) paid by any Target Company (including any VAT in respect of the fees which is not recoverable by the Target Companies by repayment or credit);

(c)	any assets transferred to, or liabilities assumed, guaranteed, indemnified or otherwise incurred for the benefit of, any Seller or any of its Affiliates by any Target Company;

(d)	the waiver, deferral or release by any Target Company of any amount or obligation owed or due to such Target Company;

(e)	the issue, redemption, purchase or repayment of any share or loan capital or similar interest other than in accordance with Schedule 2;

(f)
any bonuses paid by a Target Company or incentive scheme of a Target Company crystallised as a result of the Proposed Transaction (excluding, for the avoidance of doubt, any payments to employees funded by the EBT (whether paid directly or via a Target Company) out of the consideration received pursuant to the Secondary SPA, in respect of the C Share Bonus Scheme);

(g)
the payment by any Target Company, and/or assumption by any Target Company of any liability to discharge, any fees, expenses, employee incentive payments or bonuses (excluding, for the avoidance of doubt, any payments to employees funded by the EBT (whether paid directly or via a Target Company) out of the consideration received pursuant to the Secondary SPA, in respect of the C Share Bonus Scheme) and associated employment taxes (including PAYE, national insurance contributions (employer and employee) and amounts of a corresponding nature payable to a Tax Authority outside the United Kingdom) or other costs incurred specifically in connection with the Proposed Transaction (which, for the avoidance of doubt, shall include Transaction Costs and for the purposes of clause 4 shall, to the extent not received by, or for the benefit of, a Seller or an Affiliate of a Seller, be deemed to be received by each Seller in its Aggregate Ordinary Share Proportion); and

(h)	any agreement or arrangement made or entered into by any Target Company to do or give effect to any matter referred to in paragraphs (a) to (g) above,

but does not include Permitted Leakage and, for the avoidance of doubt, does not include tax primarily chargeable on a Target Company except to the extent expressly provided in paragraphs (b) and (g) above.

Leakage Amount has the meaning given to it in clause 4.6;

Leakage Amount Claimed has the meaning given to it in clause 10.3(b);

Leakage Claim has the meaning given to it in clause 10.3(a);

Leakage Escrow Period means the period ending 6 months following the Closing Date;

Leakage Interest has the meaning given to it in clause 4.2(b);

Leakage Release Date means the first Business Day following the end of the Leakage Escrow Period;

Leases means the leases or other agreements relating to the occupancy of the Properties, copies of which are contained in the Data Room Documents;

LIBOR means the display rate per annum of the offered quotation for deposits in sterling for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00a.m. London time on the date on which payment of the sum under this Deed was due;

Loan Notes means:

(a)	in respect of those held by the Investor, the Investor Strip Loan Notes; and

(b)	in respect of those held by the Individual Sellers, the Employee Strip Loan Notes,

in each case being sold pursuant to this Deed;

Loan Note Instruments means the Investor Strip Loan Note Instrument and the Employee Strip Loan Note Instrument;

Loan Note Price means the Initial Investor Loan Note Price, the Initial Employee Loan Note Price and the Additional Loan Note Price;

Loan Note Proportion shall equal the proportion of the Additional Loan Note Price which the Initial Investor Loan Note Price, Initial August Loan Note Price or Initial December Loan Note Price (as applicable) payable by the Purchaser for the Investor Strip Loan Notes, August Loan Notes or December Loan Notes (as applicable) held by that Seller bears to the aggregate Initial Investor Loan Note Price, Initial August Loan Note Price or Initial December Loan Note Price (as applicable) payable by the Purchaser for all the Investor Strip Loan Notes, August Loan Notes or December Loan Notes (as applicable) (and so that, for the avoidance of doubt, there is a separate calculation carried out in respect of the Investor Strip Loan Notes, August Loan Notes and December Loan Notes and an Individual Seller who holds both August Loan

Notes and December Loan Notes shall receive the proportion of the Additional Loan Note Price in respect of both the August Loan Notes and December Loan Notes);

Longstop Date has the meaning given to it in clause 5.8;

Management Accounts means the unaudited monthly management accounts of the Group relating to the period commencing on the Accounts Date and ending on the Management Accounts Date;

Management Accounts Date means 31 January 2015;

Management Employee means any employee with an annual base salary in excess of £100,000;

Managers Escrow Amount means £1,394,363.66;

Managers Price means the portion of the Price payable to the persons whose names are set out in column 1 of Part B of Schedule 1 and attributable to the Shares and Loan Notes held by such persons and set out in Part B of Schedule 1;

Marketing Period means:

(a)
if the Unconditional Date is on or before 1 May 2015, the period of 21 days commencing 5 Business Days after the receipt by the Parent Company of the Annual Financial Statements and the First Quarter Financial Statements, in accordance with clause 6.7 (and subject to clause 6.8); and

(b)
if the Unconditional Date is after 1 May 2015, the period of 21 days commencing 5 Business Days after the receipt by the Parent Company of the Annual Financial Statements and any required Subsequent Financial Statements in accordance with clause 6.7 (and subject to clause 6.9), provided that the Unconditional Date has occurred at such time;

Material Contract means an agreement or arrangement to which a Target Company is a party or is bound by and which involves in any 12 month period income of £1,500,000 or more and/or expenditure in any 12 month period of:

(a)	in respect of information supply contracts £50,000 or more; or

(b)	in respect of contracts other than information supply contracts of £250,000 or more;

Mezzanine Facilities Agreement means the mezzanine facilities agreement dated 30 June 2012 as amended on 27 July 2012, 1 August 2012 and 28 March 2013 and as amended and restated on 4 September 2013 and 4 September 2014 between, among others, the Borrower, The Bank of New York Mellon (as Mezzanine Agent) and Lloyds TSB Bank plc (as Security Agent);

Net Investor Price means the Investor Price less the Investor SPA Escrow Amount and the Investor Retained Costs;

Nugent 2 means H&F Nugent 2 Limited, a company incorporated under the laws of Scotland with company number SC427105 and whose registered office is at 16 Charlotte Square, Edinburgh EH2 4DF and which is a directly wholly-owned subsidiary of the Company;

OFAC means the Office of Foreign Assets Control;

Ordinary Shares means those A shares, B1 shares, B2 shares and C shares in the capital of the Company being sold pursuant to this Deed;

Ordinary Share Price means the Initial Ordinary Share Price and the Additional Ordinary Share Price;

Ordinary Share Proportion shall, in respect of each Seller, equal the proportion of the Additional Ordinary Share Price which the Initial Ordinary Share Price payable by the Purchaser for Ordinary Shares held by that Seller bears to the aggregate Initial Ordinary Share Price payable by the Purchaser to all Sellers for all their Ordinary Shares;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Pension Schemes means:

a)	the Wood Mackenzie Limited Group Flexible Retirement Plan with Standard Life (GRFP#JQ1215) (UK);

b)	the Wood Mackenzie Limited Group Personal Pension Plan with Standard Life (GPP#J90060) (UK);

c)	the Wood Mackenzie Contracted-in Money Purchase Pension Scheme with Standard Life (Stanplan A) (UK); and

d)	the Wood Mackenzie Inc. 401(k) Plan (USA);

Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;

Permitted Leakage means the payments made, or to be made, by the Company or any other Target Company as set out in Schedule 5;

Pre-Closing Event has the meaning given to it in clause 13.3;

Pre-Closing Period means the period from and including the date of this Deed to and including the Closing Date;

Preference Shares means the cumulative redeemable preference shares of £0.01 each in the capital of the Company, each of which are held by the Investor;

Preference Share Price means the Initial Preference Share Price and the Additional Preference Share Price;

Price means the aggregate of the Ordinary Share Price, the Preference Share Price and the Loan Note Price;

Principal SPA Escrow Amount means £36,726,918.15, being the Manager Escrow Amount and the Investor SPA Escrow Amount;

Proceeds Spreadsheet means the spreadsheet in the Agreed Form showing the consideration to be paid by the Purchaser to each shareholder in the Company in respect of the shares in the capital of the Company and the loan notes issued by Nugent 2 legally and/or beneficially owned by them and which are to be acquired by the Purchaser pursuant to this Deed, the Secondary SPA and/or the Compulsory Purchase Mechanism prior to the calculation and addition of the relevant Additional Loan Note Price, Additional Ordinary Share Price and/or Additional Preference Share Price or the equivalent concept for each holder of Remaining Shares and Remaining Loan Notes;

Project Paris means the acquisition by the Target Companies of certain assets of the Petroleum Services Group business from Deloitte LLP on 5 March 2015;

Properties means the properties specified at Schedule 8;

Proposed Transaction means the transaction contemplated by the Transaction Documents;

Purchaser Financing Agreements means the Commitment Letter and the Fee Letter;

Purchaser Group means the Purchaser and its Affiliates from time to time (and including, after Closing, the Target Companies);

Purchaser Obligation means any representation, warranty or undertaking to indemnify given by the Purchaser to the Sellers under this Deed or the guarantee given by the Parent Company in respect of any such obligation;

Purchaser’s Bank Account means the bank account of the Purchaser as notified in writing by the Purchaser to the Investor and the Individual Sellers’ Representative;

Recent Accounts has the meaning given to it in paragraph 2.2 of Part A of Schedule 6;

Registered IPR has the meaning given to it in paragraph 27.1 of Schedule 6;

Relevant Employees means the Key Managers, Brian Robert Aird and Paul Duncan Gregory;

Relief includes, unless the context otherwise requires, any loss, allowance, credit, deduction, exemption or set off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any repayment of or saving of tax (including any repayment supplement, fee or interest in respect of tax);

Remaining Loan Notes means those loan notes issued by Nugent 2 pursuant to the Employee Strip Loan Note Instrument other than the Ex-Employee Loan Notes that are not being bought and sold under this Deed;

Remaining Shares means those issued shares in the capital of the Company that are not being bought and sold under this Deed;

Remaining Shareholders means each holder of Remaining Shares and/or Remaining Loan Notes;

Remaining Shareholder Letter means a letter (together with its enclosures) from the Company relating to the sale and purchase of the Remaining Shares in the Agreed Forms;

Representatives has the meaning given to it in clause 20.1(b);

Sanctioned Person has the meaning given to it in paragraph 19.6 of Schedule 6;

Sanctioned Territory has the meaning given to it in paragraph 19.6 of Schedule 6;

Secondary Leakage has the meaning given to it in clause 4.3;

Secondary SPA means a sale and purchase agreement in relation to the sale and purchase of all or some of the Remaining Shares and Remaining Loan Notes, in the Agreed Form;

Secondary SPA Escrow Amount means £13,273,081.85;

Secondary SPA Sellers means the sellers of some or all of the Remaining Shares and the Remaining Loan Notes, who are party as such to the Secondary SPA;

Security Releases means the release and discharge of any security interest, quasi-security interest or encumbrance, including, any fixed or floating charges, mortgages, assignments, debentures, liens, pledges and all guarantees given by the Target Companies pursuant to the Facilities Agreements, in the Agreed Form, together with all necessary signed (but undated) Forms MR04 (or equivalent);

Seller Obligation means any representation, warranty or undertaking to pay or to indemnify including the undertakings in clause 4 given by the Sellers to the Purchaser under this Deed;

Sellers’ Lawyers means Freshfields Bruckhaus Deringer LLP, 65 Fleet Street, London EC4Y 1HS;

Sellers’ Lawyers Client Account means the Sellers’ Lawyers client account as notified in writing by the Investor to the Purchaser;

Senior Employee means any employee with an annual base salary in excess of £200,000;

Senior Facilities Agreement means the senior facilities agreement dated 30 June 2012 as amended on 27 July 2012 and 1 August 2012 and 28 March 2013 and as amended and restated on 4 September 2013 and 30 September 2014 between, among others, the Borrower and Lloyds TSB Bank plc (as Agent and Security Agent);

Service Provider means an Associated Person who is a legal person;

Shareholders’ Agreement means the shareholders’ agreement dated 30 June 2012 between the Company, the Investor, Stephen Halliday and Brian Aird and the Senior Managers (as defined therein) (as amended and adhered to from time to time);

Shares means the Preference Shares and the Ordinary Shares;

Subsidiary means any subsidiary of the Company;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Surviving Provisions means clauses 19 (Announcements), 20 (Confidentiality), 21 (Assignment), 23 (Costs), 24 (Notices), 25 (Tax), 27 (Conflict with other Agreements), 28 (Whole Agreement), 30 (Waiver, Rights and Remedies), 32 (Variations), 33 (Invalidity), 34 (No Third Party Enforcement Rights), 35 (Governing Law and Jurisdiction) and Schedule 10 (Definitions and Interpretation);

Target Companies means the Company and the Subsidiaries, and Target Company means any of them;

Tax Authority means any taxing or other authority competent to impose any tax liability or assess or collect any tax;

Tax or taxation means:

(a)	taxes on income, profits and gains; and

(b)
all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation, including any excise, property, value added, sales, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

TCGA means the Taxation of Chargeable Gains Act 1992;

Termination Deed means a deed of termination in respect of the Shareholders’ Agreement in the Agreed Form, terminating the Shareholders’ Agreement with effect from Closing;

Third Party Debt means any overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements, together with forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Third Party Transaction means a sale of the whole or any material part of the issued share capital of the Company, a sale of all or a substantial part of the Target Companies or a sale of the whole or any material part of the Business to a third party (other than the Purchaser), in each case which would be inconsistent with the implementation of the Proposed Transaction;

Transaction Announcement means the announcement in the Agreed Form to be released by the Purchaser in connection with the Proposed Transaction;

Transaction Bonuses means the discretionary bonuses of an amount up to £300,000 in aggregate to be paid by the Target Companies to certain employees paid in connection with the Proposed Transaction on or around Closing and any other bonuses paid by any Target Company in connection with the Proposed Transaction (other than any bonus payments funded by the EBT out of the consideration received pursuant to this Deed, the Secondary SPA and the Compulsory Purchase Mechanism whether directly or via a Target Company);

Transaction Costs means:

(a)
all professional fees (including attorney, consultant, banking and financial advisory fees) relating to either the Proposed Transaction or the possible initial public offering of any Target Companies, including all fees payable to the Investor, Hellman & Friedman LLC, Charterhouse Capital Partners LLP or their Affiliates and all consulting fees of any nature;

(b)
all fees incurred by the Purchaser to ensure compliance with its obligations pursuant to clause 13.3, provided that such fees shall not exceed £35,000 and such fees have been notified to the Investor on the seventh Business Day prior to Closing; and

(c)
all costs in connection with the termination of the interest rate cap agreements related to the Facilities Agreements at Closing, provided that if the termination of such interest rate cap agreements results in proceeds being paid to a Target Company in accordance with the terms of such interest rate cap agreements, such proceeds shall be deducted from the amounts specified in (a) and (b);

Transaction Documents means this Deed, the Secondary SPA, the Compulsory Purchase Notice, the Remaining Shareholder Letter, the Ex-Employee Redemption Notice, the Deed of Non-Solicitation, the Termination Deed, any other documents in Agreed Form;

Unconditional Date has the meaning given to it in clause 5.7;

VAT means value added tax and any similar sales or turnover tax;

Warranty Amount Claimed has the meaning given to it in clause 10.4(b);

Warranty Claim has the meaning given to it in clause 10.4(a);

Warranty Escrow Period means the period ending 12 months following the Closing Date;

Warranty Release Date means the first Business Day following the end of the Warranty Escrow Period; and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2.	Interpretation

In this Deed, unless the context otherwise requires:

(a)
references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Deed; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)
references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

(e)	references to dollars or US$ are references to the lawful currency from time to time of the United States of America; and

(f)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.	Enactments

Except as otherwise expressly provided in this Deed, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Deed; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Deed) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Deed and increases or alters the liability of the Sellers or the Purchaser under this Deed.

4.	Schedules and Exhibits

The Schedules and Exhibits comprise schedules and exhibits to this Deed and form part of this Deed.

5.	Inconsistencies

Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

6.	Several undertakings

For the avoidance of doubt, the obligations of each of the Sellers under this Deed are entered into on a several basis and no claim may be made against any Seller in respect of any breach of this Deed by any other Seller.

IN WITNESS WHEREOF this Deed has been duly executed by the parties and is intended to be and is hereby delivered on the date first above written.

EXECUTED and DELIVERED		)
as a DEED for and on behalf of		)
H&F NUGENT LUX HOLDCO		)	SIGNATURE:	/s/ Stuart Banks
acting by Stuart Banks, a director		)

In the presence of:

Signature of witness:	/s/ Robert Kearns
Name of witness:	Robert Kearns
Address:	65 Fleet St., London
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
CAROLINE HALLIDAY

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
ANNA HALLIDAY

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
SARAH HALLIDAY

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
PHILLIP MARSHALL

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
AGNES MARSHALL

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
BRIAN ROBERT AIRD

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
JULIE AIRD

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
CHRISTOPHER AIRD

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
NICHOLAS AIRD

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
OLIVIA AIRD

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
PAUL DUNCAN GREGORY

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
CATHERINE GREGORY

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
JAMES GREGORY

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED by		)	SIGNATURE:	/s/ Stephen Halliday
STEPHEN JAMES HALLIDAY		)
acting as duly appointed attorney for		)
JENNIFER ELDER

In the presence of:

Signature of witness:	/s/ Ewan Gilchrist
Name of witness:	Ewan Caldwell Gilchrist
Address:	16 Charlotte Square
Occupation:	Solicitor

EXECUTED and DELIVERED		)
as a DEED for and on behalf of		)	SIGNATURE:	/s/ Kenneth Thompson
V ACQUISITION LIMITED		)
acting by Kenneth Thompson, a director		)

In the presence of:

Signature of witness:	/s/ Thomas Wong
Name of witness:	Thomas Wong
Address:	545 Washington Blvd.
Jersey City, NJ 07310
Occupation:	Attorney

EXECUTED and DELIVERED		)
as a DEED for and on behalf of		)	SIGNATURE:	/s/ Scott G. Stephenson
VERISK ANALYTICS, INC.		)
acting by Scott G. Stephenson		)
an authorised signatory

In the presence of:

Signature of witness:	/s/ Kenneth Thompson
Name of witness:	Kenneth Thompson
Address:	545 Washington Blvd.
Jersey City, NJ 07310
Occupation:	General Counsel